UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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PPL Electric Utilities Corporation

(Name of Registrant as Specified in Its Charter)

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PPL Electric Utilities Corporation
Notice of Annual Meeting
April 26, 2006
and
Information Statement
(including appended
2005 Financial Statements)

Notice of Annual Meeting of Shareowners
           The Annual Meeting of Shareowners of PPL Electric Utilities Corporation (“PPL Electric Utilities” or “the Company”) will be held at the offices of the Company at Two North Ninth Street, Allentown, Pennsylvania, on Wednesday, April 26, 2006, at 8 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Information Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1.	The election of directors.

2.	The amendment of the Company’s Amended and Restated Articles of Incorporation.
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.
      Proxies are not being solicited from PPL Electric Utilities’ shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities stock held by its parent, PPL Corporation (“PPL”). PPL owns all of the outstanding common stock and as a result 99% of the voting shares of PPL Electric Utilities, and intends to vote all of these shares in favor of the election of the Company’s nominees as directors and for the amendment of the Company’s Amended and Restated Articles of Incorporation.
      Only shareowners of record at the close of business on Tuesday, February 28, 2006, will be entitled to vote at the Annual Meeting or any adjournments thereof. All shareowners are invited to attend the Annual Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors,

Elizabeth Stevens Duane Secretary
March 10, 2006

Information Statement
             The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Information Statement was first released to shareowners on or about March 10, 2006.
      PPL Electric Utilities’ parent, PPL Corporation (“PPL”), owns all of the shares of the Company’s outstanding common stock, which represents 99% of PPL Electric Utilities’ outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.
OUTSTANDING STOCK AND VOTING RIGHTS
      The Board of Directors has established Tuesday, February 28, 2006, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. PPL Electric Utilities’ Amended and Restated Articles of Incorporation (the “Articles”) divide its voting stock into four classes: 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 78,535,052 shares was outstanding on the Record Date, consisting of 78,029,863 shares of Common Stock all owned by PPL, 247,524 shares of 4 1/2% Preferred Stock and 257,665 shares of Series Preferred Stock.
      As of February 15, 2006, there are no entities known by the Company to be the beneficial owner of five percent (5%) or more of any class of the Company’s voting stock entitled to vote at the Annual Meeting. As discussed above, all of the holders of the preferred stock of the Company have less than one percent (1%) of the total voting power of the Company.
      Although proxies are not being solicited, shareowners may attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 28, 2006, the record date for voting. PPL intends to vote all of its shares of the Company’s common stock, or 99% of the voting shares of the Company, in favor of election of each of the nominees for director (see “Election of Directors”), thereby assuring the election of these directors, and for the amendment of the Company’s Amended and Restated Articles of Incorporation.
      To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of Company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.
      With respect to the election of directors, shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.
PROPOSAL 1: ELECTION OF DIRECTORS
      The nominees this year are John R. Biggar, Dean A. Christiansen, Robert J. Grey, William F. Hecht, Rick L. Klingensmith, James H. Miller, and John F. Sipics, who are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL intends to vote its shares of PPL Electric Utilities common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.
The Board of Directors
recommends that shareowners vote FOR Proposal 1
NOMINEES FOR DIRECTORS:
      JOHN R. BIGGAR, 61, serves as Executive Vice President and Chief Financial Officer of the Company’s parent, PPL. He is also a director of PPL, and is a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, each a subsidiary of PPL. He joined the Company in 1969. Before being named as Executive Vice President and Chief Financial Officer of PPL in 2001, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer and 14 years as Vice President-Finance. Mr. Biggar earned a bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. Mr. Biggar serves as a member of the Board of Trustees of Lycoming College. Mr. Biggar has been a Director since 2000.
      DEAN A. CHRISTIANSEN, 46, is Managing Director of Sales and Marketing for Capital Markets Engineering and Trading, LLC (“CMET”), a New York-based investment banking boutique providing, among other services, structured finance securitization and financial engineering solutions to the capital markets. Prior to joining CMET in August 2004, Mr. Christiansen was the President of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. From October 2000 to July 2003, he also served as President and a Director of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Mr. Christiansen received a degree in government from the University of Notre Dame and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of PPL Transition Bond Company, LLC. He has been a Director since 2001.
      ROBERT J. GREY, 55, serves as Senior Vice President, General Counsel and Secretary of the Company’s parent, PPL and is a manager of PPL Energy Supply, LLC. Mr. Grey earned his bachelor’s degree from Columbia University, a law degree from Emory University, and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL and the Company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the Company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis. He has been a Director since 2000.
      WILLIAM F. HECHT, 63, is Chairman and Chief Executive Officer of the Company’s parent, PPL and is Chairman of the Company. Mr. Hecht received bachelor’s and master’s degrees in electrical engineering from Lehigh University, and joined the Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named Chairman, President and Chief Executive Officer of the Company in 1993, and to his PPL position in February 1995. Mr. Hecht is a director of DENTSPLY International Inc., the Federal Reserve Bank of Philadelphia, RenaissanceRe Holdings Ltd. and PPL, is a manager of PPL Energy Supply, LLC and serves on the board of a number of civic and charitable organizations. Mr. Hecht has been a Director since 1990.
      RICK L. KLINGENSMITH, 45, is president of PPL Global, LLC, the subsidiary of PPL that owns and operates electricity distribution businesses in Latin America and the United Kingdom. Mr. Klingensmith joined PPL Global in February 2000 as General Manager of Global Assets. In August 2000, he was promoted to Vice President-Finance, and served in this position until he was named President of PPL Global in August 2004. Prior to joining PPL Global, Mr. Klingensmith was Manager of Energy Systems Assets and Acquisitions for Air Products and Chemicals, Inc. in Allentown, Pennsylvania. Before joining Air Products, Mr. Klingensmith was an engineer in the power systems group of Stone & Webster Engineering Corporation. Mr. Klingensmith earned a bachelor’s degree in engineering science and mechanics from Pennsylvania State University and a master’s degree in business administration from the Darden School of the University of Virginia. He has been a Director since 2004.
      JAMES H. MILLER, 57, is President and Chief Operating Officer of the Company’s parent, PPL. Prior to his current appointment in August 2005, Mr. Miller was named Executive Vice President in January 2004, and Chief Operating Officer in September 2004, and also served as President of PPL Generation, LLC, a PPL subsidiary that operates power plants in the United States. He also serves as a director of PPL and as a manager of PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the

University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. Mr. Miller has been a Director since 2001.
      JOHN F. SIPICS, 57, is President of the Company. He also serves as Chief Executive Officer of PPL Gas Utilities Corporation. Mr. Sipics earned bachelor’s and master’s degrees in electrical engineering from Lehigh University. He is also a registered professional engineer in Pennsylvania. Before being named to his current position in 2003, Mr. Sipics served as Vice President-Asset Management for two years and Vice President-Delivery Services and Economic Development, which later became Regulatory Support, for three years. Mr. Sipics joined the Company as an engineer in 1970 and served in a variety of positions prior to those described above. Mr. Sipics also serves on the boards and committees of a variety of industry associations, and is a director of the Greater Lehigh Valley Chapter of the United Way. Mr. Sipics has been a director since 2003.
GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS
Director Attendance at Board Meetings
      The Board of Directors held one Board meeting and two Executive Committee meetings during 2005. Each current director attended at least 75% of the meetings held by the Board and its Executive Committee during the year. The average attendance of current directors at the Board and Committee meetings held during 2005 was 100%. Directors are expected to regularly attend all meetings of the Board, its Executive Committee and shareowners.
Compensation of Directors
      The Company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of its independent director, Dean A. Christiansen. Directors who are employees of the Company or its affiliates receive no separate compensation for service on the Board of Directors or its Executive Committee.
Stock Ownership
      As noted above, all of the outstanding common stock of PPL Electric Utilities is owned by PPL. No directors or executive officers own any PPL Electric Utilities preferred stock.
Communications with the Board
      Shareowners or other parties interested in communicating with the directors as a group may write to the Board of Directors c/o Corporate Secretary’s Office, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. The Secretary of the Company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of PPL’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by PPL’s Audit Committee with respect to such matters.
Code of Ethics
      The Company’s parent maintains its Standards of Conduct and Integrity,which have been adopted by the Company and are applicable to all Board members and employees of the Company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the Company. The full text of the Standards can be found in the Corporate Governance section of PPL’s Web site (www.pplweb.com/about/corporate+governance.htm).
Board Committees
      The Company does not have standing audit, nominating and compensation committees of the Board of Directors.
      Executive Committee. During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the

Pennsylvania Business Corporation Law or the Company’s articles of incorporation and bylaws. This Committee met two times during 2005. The members of the Executive Committee are Mr. Hecht (chair), and Messrs. Biggar and Sipics.
      Nominations. The Board of Directors of the Company makes the nominations for election of directors for the Company and does not have a separate standing nominating committee. As PPL owns all of the shares of the Company’s common stock, which represents 99% of the Company’s outstanding voting shares, PPL has a quorum and voting power for the purpose of election of directors of the Company, and PPL recommends to the Board of Directors of the Company all of the nominees for directors of the Company. Therefore, the Board of Directors of the Company acts upon these recommendations and actions of PPL. Most of the directors nominated are officers of PPL and its subsidiaries, including the Company. In addition, because the Amended and Restated Articles of Incorporation require the Company to have at all times a director who is independent, the Board of Directors will nominate one independent director for election to the Board of Directors. The current independent director, Mr. Christiansen, was chosen by the Company’s board, upon the recommendation of PPL. Because PPL controls the vote and the nomination of directors of the Company, the Company has not recently received any director recommendations from owners of voting preferred stock of the Company. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the Company 75 days prior to the 2007 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee.
      In considering the candidates recommended by PPL, the Board of Directors seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience, including within PPL. The Company believes that prior business experience is valuable and provides a necessary basis for consideration of the many complicated issues associated with PPL Electric Utilities’ business and the impact of related decisions on PPL and other shareowners, customers, employees and the general public. In addition, the Board of Directors seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. After completing the evaluation process, the Board of Directors votes on whether to approve the nominees. Each nominee to be elected who is named in this Information Statement was recommended by PPL in accordance with the practices described above.
Retirement Plans for Executive Officers
      PPL Electric Utilities’ officers are eligible for benefits under the PPL Retirement Plan, a defined benefit plan, and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from an affiliated company. For purposes of calculating benefits under the PPL Retirement Plan, the compensation used is base salary, plus certain cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table on page 6. For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned (as described below), as well as dividends paid on restricted stock. To measure compensation for the last year of employment prior to retirement, the PPL Retirement Plan and the SERP use a pro-rated amount of an assumed cash incentive award.
      Benefits payable under the PPL Retirement Plan are subject to limits set forth in the Internal Revenue Code (the “Code”) and are not subject to any deduction for Social Security benefits or any other offset. Benefits are computed on the basis of the life annuity form of pension at normal retirement age of 65. The SERP is an unfunded, non-contributory plan. Unlike the PPL Retirement Plan, the SERP provides for the inclusion of earnings in excess of the limits contained in the Code, including deferred incentive compensation, in the calculation of final average earnings, and for benefits in excess of the limits provided under the Code. Except as described above, benefits payable under the SERP are computed on the same basis and are offset by PPL Retirement Plan benefits and for those officers eligible for benefits under the old formula described below, the maximum Social Security benefit payable at age 65. Benefits under both plans are reduced for retirement prior to age 60. Generally, absent a specifically authorized exception, no benefit is payable under the SERP if years of credited service are less than 10 years.
      The following table shows the estimated gross annual retirement benefits for the Named Executive Officers listed on page 6 payable under the PPL SERP formula.
Estimated Annual Retirement Benefits
at Normal Retirement Age of 65

Five-Year	Years of Service
Average
Annual	15	20	25	30
Compensation	Years	Years	Years	Years

$300,000	$90,000	$120,000	$142,500	$165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000
      As of January 1, 2006, the years of credited service under the PPL Retirement Plan for Messrs. Sipics, Farr and Abel were 34, 1 and 31, respectively. Mr. Farr has a defined benefit from a subsidiary pension plan, which is estimated to pay him a fixed amount of $8,352 annually beginning at age 65 and will be an offset to his SERP benefit. The years of credited service under the SERP for each of these officers were as follows: Mr. Sipics—27, Mr. Farr—7 and Mr. Abel—24. The total SERP benefit will not increase beyond 30 years for any participant.
      For officers hired on or after January 1, 1998, including Mr. Farr, benefits under the SERP were revised as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30.
      For officers hired prior to January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001, and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE
      The following table summarizes all compensation for the President and the most highly compensated executive officers (“Named Executive Officers”) for the last three fiscal years. Messrs. Farr and Abel are not paid separately as officers of PPL Electric Utilities, but are employees of PPL Services Corporation. Prior to becoming an officer of the Company in August 2004, Mr. Farr served as Senior Vice President of PPL Global, LLC during 2004, and prior to that was a vice president of PPL Global. Restricted stock awards and stock options are for shares of PPL. All PPL common stock and stock option amounts and exercise prices of PPL stock options included in this information statement reflect the 2-for-1 common stock split that was completed by PPL in August 2005.

					Long-Term
	Annual Compensation				Compensation

					Restricted
				Other Annual	Stock		All Other
		Salary(1)	Bonus(1)(2)	Compensation(3)	Award(4)	Options	Compensation(5)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

John F. Sipics	2005	323,654	0	6,250	557,001	54,760	9,342
President	2004	288,769	50,730	5,577	408,893	47,300	8,987
	2003	210,954	0	4,808	236,691	23,980	8,226

Paul A. Farr	2005	308,248	96,150	0	424,766	50,980	6,562
Senior Vice President-	2004	244,700	81,750	7,458	342,035	22,280	4,283
Financial and Controller	2003	197,786	5,498	2,877	120,848	23,140	103,073

James E. Abel	2005	249,649	88,160	1,000	167,459	30,180	7,529
Treasurer	2004	242,192	112,100	4,646	133,265	26,700	7,301
	2003	233,446	53,962	1,000	132,348	27,720	6,909

[1]	Salary and bonus data include deferred cash compensation. Mr. Farr was elected Vice President and Controller effective August 23, 2004. Mr. Farr served as Vice President and Controller from August 2004 through July 2005. On August 1, 2005, he was elected as Senior Vice President-Financial and Controller. Effective January 30, 2006, a new controller was elected and Mr. Farr no longer serves as the controller of the Company. Mr. Farr deferred $10,400 of salary in 2005, $18,200 of salary in 2004, $15,600 of salary and $41,140 of bonus in 2003.

[2]	Messrs. Sipics, Farr and Abel elected to implement an Exchange (as defined below) of $206,900, $96,150 and $22,040 respectively, of their cash bonus for 2005 for restricted stock units under the Premium Exchange Program (as defined below). Messrs. Sipics and Farr elected to implement an Exchange of $118,370 and $81,750 respectively, of their cash bonus for 2004 for restricted stock units under the Premium Exchange Program. Messrs. Sipics, Farr and Abel elected to implement an Exchange of $113,608, $42,137 and $44,151 respectively, of their cash bonuses for 2003 for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program under Compensation Report of the Board of Directors. The value of these restricted stock units are reflected under the “Restricted Stock Award” column of this table.

[3]	Includes compensation for vacation earned, but not taken, for Mr. Sipics of $6,250 in 2005, $5,577 in 2004 and $4,808 in 2003; for Mr. Farr of $7,458 in 2004 and $2,877 in 2003; and for Mr. Abel of $3,746 in 2004. Also includes fees earned by Mr. Abel of $1,000 for 2005, of $900 for 2004, and $1,000 in 2003 for serving as a director of Safe Harbor Water Power Corporation, an affiliate of the Company.

[4]	The dollar value of restricted common stock awards was calculated by multiplying the number of shares or units awarded by the closing price per share or unit on the date of the grant. As of December 31, 2005, the officers listed in this table held the following number of shares of restricted common stock and restricted stock units, with the following values: Mr. Sipics—28,960 ($851,424), Mr. Farr—46,140 ($1,356,516), and Mr. Abel—14,540 ($427,476). These year-end data do not include awards made in January 2006 for 2005 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends or dividend equivalents are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 24,600 shares of restricted common stock for Mr. Farr that are restricted until April 27, 2027, under the retention agreement discussed below.

[5]	Includes Company contributions to the Officers Deferred Savings Plan and ESOP accounts. Also includes relocation expenses of $101,069 paid to Mr. Farr in 2003.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table provides information on stock options for shares of PPL granted to the Named Executive Officers during 2005.

					Grant Date
	Individual Grants(1)				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees	Exercise or	Expiration	Present
Name	Granted	in 2005	Base Price	Date	Value(2)

J. F. Sipics	54,760	3.4%	$26.66	1/26/2015	$463,817
P. A. Farr	50,980	3.2	26.66	1/26/2015	431,801
J. E. Abel	30,180	1.9	26.66	1/26/2015	255,625

[1]	Exercisable in three equal annual installments beginning January 27, 2006.

[2]	Values indicated are an estimate based on a discounted Black-Scholes option pricing model. The actual value realized, if any, will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the discounted Black-Scholes option pricing model.
      Assumptions used for the discounted Black-Scholes option pricing model are as follows:

Risk-free interest rate	4.45%
Volatility	18.09%
Dividend yield	3.88%
Time of exercise	10 years
Risk of forfeiture	94.12%
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
      The following table summarizes information for the Named Executive Officers concerning exercises of stock options for shares of PPL during 2005 and the number and values of all unexercised stock options as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2005		December 31, 2005
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	#	$	#	#	$	$

J. F. Sipics	23,960	$252,923	59,854	39,526	504,456	302,924
P. A. Farr	33,154	242,942	0	22,566	0	187,028
J. E. Abel	38,086	284,121	0	27,040	0	224,093
      Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grant and $29.35, the average of the high and low price of PPL common stock on December 30, 2005, which was the last trading day of 2005 on which the New York Stock Exchange was open for business.
CHANGE-IN-CONTROL ARRANGEMENTS
      PPL entered into agreements with each of the Named Executive Officers, which provide benefits to the officers upon certain terminations of employment following a change in control of PPL (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL, or any prior severance agreement.
      Each of the agreements continues in effect until December 31, 2007, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PPL terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).
      The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, PPL would provide the officer and dependents with continuation of welfare benefits for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer), and would pay the officer unpaid incentive compensation that has been allocated or awarded for a previous performance period, the maximum prorated awards for the current performance period, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company or PPL for an additional 36 months, outplacement services for up to three years and, for Messrs. Sipics and Farr, a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PPL would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.
      In addition, in the event of a change in control, the restriction period applicable to any outstanding PPL restricted stock or restricted stock unit awards lapses under PPL’s Incentive Compensation Plan, and all restrictions on the exercise of any outstanding stock options lapse under PPL’s Incentive Compensation Plan. PPL has irrevocable trust agreements in place with respect to the funding of benefits under the SERP, the Officers Deferred Compensation Plan and the DDCP. Currently, the trusts are not funded. The trusts provide that immediately prior to a “change in control” (as defined in the trust agreements), the Chief Executive Officer of PPL should authorize an irrevocable cash contribution sufficient to pay all benefits under these plans as of the date of the change in control. Furthermore, within 60 days of the end of each plan year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plan as of the close of each plan year. If funded, the assets of the trusts would be owned by PPL, any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency.
RETENTION AGREEMENTS
      PPL has executed an agreement with Mr. Farr granting him 40,000 shares of restricted PPL common stock. The restriction period will lapse on April 27, 2027. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not “for cause” (as such terms are defined in the agreements). In the event Mr. Farr is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to April 27, 2027, all shares of this restricted stock will be forfeited.
COMPENSATION REPORT OF THE BOARD OF DIRECTORS
GENERALLY
      PPL Corporation (together with its subsidiaries, “PPL”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities, PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.
      The Compensation and Corporate Governance Committee of PPL’s Board of Directors (the “Committee”) establishes compensation and benefit practices for the members of PPL’s Corporate Leadership Council (which sets corporate policy for PPL), the presidents of PPL’s principal operating subsidiaries, including Mr. Sipics, and the senior vice presidents of PPL, including Mr. Farr (collectively, the “executive officers”). Mr. Sipics has no position with PPL but is a PPL “executive officer” by virtue of his position as President of the Company. This Committee is comprised entirely of independent outside directors.

      Messrs. Farr and Abel were officers of the Company and certain other affiliated companies during 2005. Accordingly, their compensation discussed herein includes compensation earned for services to the Company and its affiliates.
COMPENSATION PHILOSOPHY
      The compensation practices for Named Executive Officers discussed below are intended to provide a balance of base salary, short-term incentive opportunities tied to achievement of specific corporate performance goals, and long-term awards intended to promote sustained performance over the medium and longer-term. During 2005, the annual cash incentive program continued to be based on objective, measurable goals. Effective for 2005 performance, the long-term incentive program, consisting of restricted stock units and stock options, was designed to balance sustained medium-term (three-year) performance goals, strategic objectives and longer-term growth in shareowner value.
      While a meaningful ownership of PPL common stock by executives has always been an important part of the Company’s compensation philosophy, during 2003 the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of PPL Common Stock ranging in value from two times to five times base salary. Executive officers are generally expected to have achieved their minimum Equity Guidelines level by December 31, 2005. Executive officers with less than five years of service at a particular guideline level must attain their minimum Equity Guidelines level by the end of their five-year anniversary at that level. Until the minimum ownership amount is achieved, executive officers are expected to retain in PPL Common Stock (or PPL Common Stock units) 100% of the gain realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the cost of the exercise). To assist executive officers in achieving or surpassing their minimum ownership amount, in 2003 the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award for PPL restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The PPL restricted stock units are subject to a three-year vesting period, with only the 40% premium portion subject to forfeiture during the restriction period. These two programs encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. As of December 31, 2005, all Named Executive Officers were in compliance with the Equity Guidelines.
      Other compensation components, including retirement, retention, when appropriate, and change-in-control benefits, are also maintained to enhance the Company’s ability to attract and retain highly qualified executive talent. These compensation components are discussed under specific headings below.
COMMITTEE MEETINGS
      The Committee reviews the current levels of compensation, appropriate market reference points and actual performance against approved goals for the performance period over the course of two Committee meetings. The Committee’s independent, nationally recognized compensation consultant provides assistance during this evaluation. Additionally, in making individual pay decisions, the Committee uses evaluations of the Named Executive Officers conducted by the Chief Executive Officer of PPL.
BASE SALARIES
      In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by its independent compensation consultant. In addition, the Committee annually reviews the performance of each executive officer to determine the appropriate level of base salary for that executive officer.
      For Mr. Sipics, the Committee reviewed salary ranges by comparing salary levels with those at companies of comparable size to the Company in the energy industry. For Messrs. Farr and Abel, PPL’s Corporate Leadership Council reviewed salary ranges by comparing their salary levels with those at companies of comparable size to PPL in the energy industry and in general industry.
      After reviewing salary data for executive positions at comparable companies, the actual salary and the performance of Mr. Sipics, the Committee made an appropriate salary adjustment for him, effective as of

January 1, 2005. The base salaries for Messrs. Farr and Abel were approved by PPL Corporation’s Corporate Leadership Council after a review of performance and competitive market data, effective as of February 14, 2005. Since Mr. Farr did not become Senior Vice President-Financial and Controller of PPL and the Company until August 1, 2005, the Committee adjusted his base salary at that time, after a review of market data, and consideration of experience, time in the position and other factors.
INCENTIVE AWARDS
Short-term Incentive—Annual Cash Awards
      Cash incentive awards are made to the Named Executive Officers for the achievement of specific, independent goals established for each calendar year. For 2005, the following award targets as a percentage of base salary were established for each Named Executive Officer: Messrs. Sipics and Farr—50%, and Mr. Abel—40%.
      Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for the year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.
      For Messrs. Sipics and Farr, the goal categories for 2005 included specific financial and operational measures for PPL and its subsidiaries. The weightings for each of these categories for Mr. Sipics are allocated 40% to PPL’s earnings per share and enhanced shareowner value, 40% to the financial and operational performance of the Company, and 20% to certain operating subsidiaries of PPL. In the case of Mr. Farr, the weightings for each of these categories are allocated 60% to PPL’s earnings per share and enhanced shareowner value, and 40% to the financial and operational performance of PPL’s principal operating subsidiaries. In the case of Mr. Abel, the goal categories for 2005 included specific financial and operational measures for PPL and key subsidiaries, and also consideration of individual performance. The weightings for each of these categories are allocated 40% to PPL’s earnings per share and enhanced shareowner value, 40% to the financial and operational performance of certain operating subsidiaries and 20% to individual performance. Included in the operating goals for all Named Executive Officers were specific requirements tied to compliance with the Sarbanes-Oxley Act of 2002.
      The level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position to determine each executive officer’s cash award for 2005 performance.
Long-term Incentive—Restricted Stock Unit and Stock Option Awards
      Effective for 2005 performance, the long-term incentive program was restructured to reduce the weight of stock options and increase the use of restricted stock, and to adjust the basis on which restricted stock incentive awards are made.
Restricted Stock Awards
      Restricted stock incentive awards are based on the achievement of two components: (i) sustained financial and operational results and (ii) specific strategic objectives designed to enable PPL to continue to provide value to its shareowners. Sustained financial and operational achievement was determined by averaging the most recent three years of annual performance measures used for the annual cash awards. Strategic objectives were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL’s wholesale hedging strategy, develop and retain management skills, and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen.
      Awards are made in the form of restricted stock units equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of equity award encourages executive officers to continue their service at the Company or its affiliates. This program also encourages increased stock ownership on the part of the executives and aligns the interests of management and shareowners.

Stock Option Awards
      The Committee may grant the executive officers options to purchase shares of PPL’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company or its affiliates.
      The following long-term incentive award targets as a percentage of base salary were established for each Named Executive Officer:
Long-term Incentive Program

Restricted Stock Units			Stock Options

	(Targets as % of Salary)

	Sustained
	Financial and
	Operational	Strategic	Stock Price
Name and Position	Results	Objective Results	Performance

President	40%	40%	80%

Senior Vice President-Financial and Controller	40%	40%	80%

Treasurer	26.25%	26.25%	52.5%

* * * * * *
      Based on its review of the incentive goals achieved for 2005, the Committee in January 2006 made the following incentive awards to Messrs. Sipics and Farr, and in February 2006, PPL’s Corporate Leadership Council made the following incentive award to Mr. Abel:
2005 Short-term Incentive Cash Awards

	Cash Incentive Awards

	Performance
Name and Position	Attained	Cash Bonus

John F. Sipics—	118.2%	$206,900
President(1)

Paul A. Farr—	109.9%	$192,300
Senior Vice President-Financial
and Controller(1)

James E. Abel—	109.9%	$110,200
Treasurer(1)

(1)	Messrs. Sipics, Farr and Abel elected to implement an Exchange of $206,900, $96,150 and $22,040, respectively, for 9,600, 4,470 and 1,020 restricted stock units, respectively, under the terms of the Premium Exchange Program described above.

2005 Long-term Incentive Restricted Stock Unit and Stock Option Awards

	Restricted Stock Unit Incentive Awards

	Sustained Financial &		Strategic Objective
	Operational Results		Results
					Stock
	Performance	Award	Performance	Award	Option
Name and Position	Attained	Value	Attained	Value	Awards

John F. Sipics— President	110.2%	$143,260	100%	$130,000	54,760

Paul A. Farr— Senior Vice President-Financial and Controller	110.2%	$154,280	100%	$140,000	50,980

James E. Abel— Treasurer	110.2%	$72,542	100%	$65,828	30,180

COMPENSATION OF THE PRESIDENT
      In establishing 2005 salary for Mr. Sipics, the Committee reviewed the salaries of presidents of comparable companies. As a result of this review, the Committee set his salary at $325,000, effective January 1, 2005.
      Based on the Company’s performance on the specific corporate financial and operational goals and strategic objectives discussed above, Mr. Sipics received the cash and restricted stock unit awards outlined in the tables above. His cash award was equal to approximately 63.7% of his salary, and his restricted stock unit awards were equal to approximately 84.1% of his salary comprised of 44.1% for sustained financial and operational results and 40% for strategic objective results. In addition, Mr. Sipics was granted stock options in 2005, as described above.

The Board of Directors

William F. Hecht, Chairman
John R. Biggar
Dean A. Christiansen
Robert J. Grey
Rick L. Klingensmith
James H. Miller
John F. Sipics
PROPOSAL 2: PROPOSED AMENDMENT TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
DESCRIPTION OF PROPOSED AMENDMENT
      At the Annual Meeting, shareowners will vote upon a proposed amendment to Article V of the Company’s Amended and Restated Articles of Incorporation (“Proposed Amendment”). The Proposed Amendment would have the effect of increasing the authorized amount of Preference Stock from “5,000,000” to “10,000,000” shares, without nominal or par value. The amended Article V would read as follows:
            ARTICLE V.

The aggregate number of shares which the Corporation shall have authority to issue is 190,629,936 shares, divided into 629,936 shares of 4 1/2% Preferred Stock, par value $100 per share; 10,000,000 shares of Series Preferred Stock, par value $100 per share; 10,000,000 shares of Preference Stock, without nominal or par value; and 170,000,000 shares of Common Stock, without nominal or par value.

REASON FOR THE PROPOSED AMENDMENT
      The Board of Directors believes that this increase in the number of authorized shares is in the best interest of the Company in that it will provide the Company with additional available Preference Stock for flexibility in the Company’s financing plans. The Board of Directors is authorized, without further shareowner action, to issue shares of Preference Stock from time to time in one or more series and to determine the designations, preferences, limitations and special rights of any series including, but not limited to, the following: (a) the rate of dividend, if any; (b) the rights, if any, of the holders of stock of the series upon voluntary or involuntary liquidation, dissolution or winding up of the Company (“Liquidation”); (c) the terms and conditions upon which stock may be converted into stock of other series or other capital stock, if issued with the privilege of conversion; (d) the price at and the terms and conditions upon which stock may be redeemed; and (e) the voting rights, if any. The Preference Stock is subordinate to the Company’s 4 1/2% Preferred Stock and Series Preferred Stock, but senior to the Common Stock, with respect to the payment of dividends and distribution of assets upon Liquidation. No shares of Preference Stock are currently outstanding.
The Board of Directors
recommends that shareowners vote FOR Proposal 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CHANGE IN CERTIFYING ACCOUNTANT
      Effective March 3, 2006, following the solicitation process described below, PPL dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm (“independent auditor”) for PPL and its subsidiaries, including the Company. PPL had previously announced that PPL’s Audit Committee had determined on November 10, 2005 that PwC would be dismissed as the Company’s independent auditor effective upon the completion of its procedures regarding the Company’s financial statements as of and for the year ended December 31, 2005 and the Company’s 2005 Annual Report on Form 10-K (in which such financial statements are included). PwC completed its procedures on March 3, 2006, coincident with the filing of the Company’s 2005 Annual Report on Form 10-K.
      PwC’s reports on the Company’s financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain any adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2004 and 2005, and through March 3, 2006, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years, and (ii) there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
      Also as previously announced, on November 10, 2005, PPL’s Audit Committee, which consists entirely of independent directors who are not employees of the Company or its affiliates, appointed Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm (“independent auditor”) as of and for the year ending December 31, 2006, for PPL and its subsidiaries, including the Company. This appointment followed a solicitation and review process conducted by PPL pursuant to the Audit Committee’s previously announced policy to solicit competitive proposals for audit services from independent accounting firms at least once every seven years. During the fiscal years ended December 31, 2004 and 2005, and prior to its engagement, (i) E&Y had not been engaged as the Company’s principal accountant to audit its financial statements or as an independent accountant to audit a significant subsidiary of the Company, and (ii) the Company had not consulted with E&Y regarding (a) the application of accounting principles to any completed or proposed transaction, (b) the type of audit opinion that might be rendered on the Company’s financial statements for such periods, or (c) any other accounting, auditing or financial reporting matter described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      If the shareowners of PPL do not ratify the appointment of E&Y, the selection of the independent auditor will be reconsidered by PPL’s Audit Committee.
      Services provided to the Company by PwC in 2005 are described under “FEES TO INDEPENDENT AUDITOR FOR 2005 AND 2004” below.

FEES TO INDEPENDENT AUDITOR FOR 2005 AND 2004
      The following table presents an allocation of fees billed by PwC to PPL for the fiscal years ended December 31, 2005 and December 31, 2004 for professional services rendered for the audit of the Company’s annual financial statements and for fees billed for other services rendered by PwC.

	2005	2004

	(In thousands)
Audit fees(a)	$515	$343
Audit-related fees(b)	27	84
Tax fees(c)	—	—
All other fees(d)	—	—

(a)	Includes audit of annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.

(c)	The independent auditor does not provide tax consulting and advisory services to the Company or any of its affiliates.

(d)	The independent auditor did not render any professional services for any other matters for the fiscal years ended December 31, 2005 and December 31, 2004, other than Audit Fees and Audit-Related Fees included above.
      Approval of Fees. PPL’s Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee of PPL. As a result of this approval process, PPL’s Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of PPL’s Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with PPL’s full Audit Committee no later than its next meeting.
      PPL’s Audit Committee approved 100% of the 2005 and 2004 audit and non-audit related fees.
      Representatives of PwC and E&Y are not expected to be present at the Annual Meeting.
MISCELLANEOUS
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.
PROPOSALS FOR 2007 ANNUAL MEETING
      To be included in the Information Statement for the 2007 Annual Meeting, any proposal intended to be presented at that meeting by a shareowner must be received by the Secretary of the Company no later than November 10, 2006. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2007 Annual Meeting.
ANNUAL FINANCIAL STATEMENTS
      The Company’s annual financial statements and related management discussion are appended to this document.

By Order of the Board of Directors.
Elizabeth Stevens Duane
Secretary
March 10, 2006

Schedule A
PPL Electric Utilities Corporation
2005 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS
PPL Corporation and its current and former subsidiaries
      PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.
      PPL Capital Funding—PPL Capital Funding, Inc., a wholly owned financing subsidiary of PPL.
      PPL Capital Funding Trust I—A Delaware statutory business trust created to issue the Preferred Security component of the PEPS Units. This trust was terminated in June 2004.
      PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory and provides electric supply to retail customers in this territory as a PLR.
      PPL Energy Funding—PPL Energy Funding Corporation, a subsidiary of PPL and the parent company of PPL Energy Supply.
      PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply that markets wholesale and retail electricity, and supplies energy and energy services in deregulated markets.
      PPL Energy Supply—PPL Energy Supply, LLC, a subsidiary of PPL Energy Funding and the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries.
      PPL Gas Utilities—PPL Gas Utilities Corporation, a regulated utility subsidiary of PPL that specializes in natural gas distribution, transmission and storage services, and the competitive sale of propane.
      PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply that owns and operates U.S. generating facilities through various subsidiaries.
      PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply that owns and operates international energy businesses that are focused on the regulated distribution of electricity.
      PPL Montana—PPL Montana, LLC, an indirect subsidiary of PPL Generation that generates electricity for wholesale sales in Montana and the Pacific Northwest.
      PPL Services—PPL Services Corporation, a subsidiary of PPL that provides shared services for PPL and its subsidiaries.
      PPL Transition Bond Company—PPL Transition Bond Company, LLC, a subsidiary of PPL Electric that was formed to issue transition bonds under the Customer Choice Act.
Other terms and abbreviations
      1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented.
      2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to JPMorgan Chase Bank, as trustee, as supplemented.
      AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses, which is capitalized as part of construction cost.
      APB—Accounting Principles Board.
      ARB—Accounting Research Bulletin.
      ARO—asset retirement obligation.
      CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.
      Customer Choice Act—the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.
      DEP—Department of Environmental Protection, a state government agency.
      DOE—Department of Energy, a U.S. government agency.
      EMF—electric and magnetic fields.
      EPA—Environmental Protection Agency, a U.S. government agency.
      ESOP—Employee Stock Ownership Plan.
      FASB—Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards.

      FERC—Federal Energy Regulatory Commission, the federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.
      FIN—FASB Interpretation.
      Fitch—Fitch, Inc.
      FSP—FASB Staff Position.
      GAAP—generally accepted accounting principles.
      ICP—Incentive Compensation Plan.
      ICPKE—Incentive Compensation Plan for Key Employees.
      IRS—Internal Revenue Service, a U.S. government agency.
      ISO—Independent System Operator.
      ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.
      kWh—kilowatt-hour, basic unit of electrical energy.
      LIBOR—London Interbank Offered Rate.
      Moody’s—Moody’s Investors Service, Inc.
      NUGs (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.
      PCB—polychlorinated biphenyl, an oil additive used in certain electrical equipment up to the late-1970s. It is now classified as a hazardous chemical.
      PJM (PJM Interconnection, L.L.C.)—operator of the electric transmission network and electric energy market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.
      PLR (Provider of Last Resort)—The role of PPL Electric in providing electricity to retail customers within its delivery territory who have not chosen to select an alternative electricity supplier under the Customer Choice Act.
      PP&E—property, plant and equipment.
      Preferred Securities—company-obligated mandatorily redeemable preferred securities issued by PPL Capital Funding Trust I, which solely held debentures of PPL Capital Funding.
      PUC—Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.
      PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric’s restructuring proceeding.
      PUHCA—Public Utility Holding Company Act of 1935, legislation passed by the U.S. Congress. Repealed effective February 2006 by the Energy Policy Act of 2005.
      PURPA—Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.
      PURTA—the Pennsylvania Public Utility Realty Tax Act.
      RTO—Regional Transmission Organization.
      SEC—Securities and Exchange Commission, a U.S. government agency whose primary mission is to protect investors and maintain the integrity of the securities markets.
      SFAS—Statement of Financial Accounting Standards, the accounting and financial reporting rules issued by the FASB.
      S&P—Standard & Poor’s Ratings Services.
      SPE—special purpose entity.
      Superfund—federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes.
      VEBA—Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PPL ELECTRIC UTILITIES CORPORATION
      Terms and abbreviations appearing here are explained in the glossary. Dollars are in millions, unless otherwise noted.
Forward-looking Information
      Statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather conditions affecting customer energy usage and operating costs;

•	the effect of any business or industry restructuring;

•	PPL Electric’s profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	transmission and distribution system conditions and operating costs;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and other expenses;

•	development of markets and technologies;

•	political, regulatory or economic conditions in regions where PPL Electric conducts business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state or federal legislation, including new tax legislation;

•	state and federal regulatory developments;

•	impact of state or federal investigations applicable to PPL Electric and the energy industry;

•	capital market conditions, including changes in interest rates, and decisions regarding capital structure;

•	the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings;

•	the outcome of litigation against PPL Electric;

•	potential effects of threatened or actual terrorism or war or other hostilities; and

•	PPL Electric’s commitments and liabilities.
      Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.
      New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Overview
      PPL Electric provides electricity delivery service in eastern and central Pennsylvania. Its headquarters are in Allentown, PA. PPL Electric’s strategy and principal challenge is to own and operate its electricity delivery business at the highest level of customer service and reliability and at the most efficient cost.
      PPL Electric’s electricity delivery business is rate-regulated. Accordingly, PPL Electric is subject to regulatory risks in terms of the costs that it may recover and the investment returns that it may collect in customer rates.
      A key challenge for PPL Electric is to maintain a strong credit profile. Investors, analysts and rating agencies that follow companies in the energy industry continue to be focused on the credit quality and liquidity position of these companies. PPL Electric continually focuses on strengthening its balance sheet and improving its liquidity position, thereby improving its credit profile.
      The purpose of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is to provide information concerning PPL Electric’s past and expected future performance in implementing the strategy and challenges mentioned above. Specifically:

•	“Results of Operations” provides an overview of PPL Electric’s operating results in 2005, 2004 and 2003, including a review of earnings. It also provides a brief outlook for 2006.

•	“Financial Condition—Liquidity and Capital Resources” provides an analysis of PPL Electric’s liquidity position and credit profile, including its sources of cash (including bank credit facilities and sources of operating cash flow) and uses of cash (including contractual commitments and capital expenditure requirements) and the key risks and uncertainties that impact PPL Electric’s past and future liquidity position and financial condition. This subsection also includes a listing of PPL Electric’s current credit ratings.

•	“Financial Condition—Risk Management” includes an explanation of PPL Electric’s risk management activities regarding commodity price risk and interest rate risk.

•	“Application of Critical Accounting Policies” provides an overview of the accounting policies that are particularly important to the results of operations and financial condition of PPL Electric and that require its management to make significant estimates, assumptions and other judgments. Although PPL Electric’s management believes that these estimates, assumptions and other judgments are appropriate, they relate to matters that are inherently uncertain. Accordingly, changes in the estimates, assumptions and other judgments applied to these accounting policies could have a significant impact on PPL Electric’s results of operations and financial condition, as reflected in PPL Electric’s Financial Statements.
      The information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with PPL Electric’s Financial Statements and the accompanying Notes.
Results of Operations
Earnings
      Income available to PPL was:

2005	2004	2003

$145	$74	$25

      The after-tax changes in income available to PPL were due to:

	2005 vs. 2004	2004 vs. 2003

Delivery revenues (net of CTC/ITC amortization, interest expense on transition bonds and ancillary charges)	$123	$5
Operation and maintenance expenses	(6)	(3)
Taxes, other than income (excluding gross receipts tax)	(9)	9
Change in tax reserves associated with stranded costs securitization (Note 2)	(15)	22
Interest income on 2004 IRS tax settlement	(5)	5
Financing costs (excluding transition bond interest expense)	4	2
Interest income on loans to affiliates	6
Other	2	4
Unusual items	(29)	5

	$71	$49

      The following items, that management considers unusual, had a significant impact on earnings.

	2005	2004	2003

PJM billing dispute (Note 9)	$(27)
Acceleration of stock-based compensation expense for periods prior to 2005 (Note 1)	(2)
Workforce reduction (Note 15)			$(5)

Total	$(29)		$(5)

      The year-to-year changes in significant earnings components are explained in the “Statement of Income Analysis.”
      PPL Electric’s 2005 earnings were impacted by a number of key factors, including:

•	In December 2004, the PUC approved an increase in PPL Electric’s distribution rates of approximately $137 million (based on a return on equity of 10.7%), and approved PPL Electric’s proposed mechanism for collecting an additional $57 million in transmission-related charges, for a total annual increase of approximately $194 million, effective January 1, 2005.

•	Delivery revenues also increased in 2005 compared with 2004 due to a 4.3% increase in electricity delivery sales volumes.

•	In January 2005, severe ice storms hit PPL Electric’s service territory. As a result, PPL Electric had to restore service to approximately 238,000 customers. The total cost of restoring service, excluding capitalized costs and regular payroll expenses, was approximately $16 million.

On February 11, 2005, PPL Electric filed a petition with the PUC for authority to defer and amortize for regulatory accounting and reporting purposes these storm costs. On August 26, 2005, the PUC issued an order granting PPL Electric’s petition subject to certain conditions, including: (i) the PUC’s authorization of deferred accounting is not an assurance of future rate recovery of the storm costs, (ii) PPL Electric must request recovery of the deferred storm costs in its next distribution base rate case, and (iii) PPL Electric must begin immediately to expense the deferred storm costs on a ten-year amortization schedule for regulatory accounting and reporting purposes. As a result of the PUC Order and in accordance with SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” in the third quarter of 2005, PPL Electric deferred approximately $12 million of its previously expensed storm costs. The deferral was based on its assessment of the timing and likelihood of recovering the deferred costs in PPL Electric’s next distribution base rate case. At this time, PPL Electric cannot be certain that it will recover the storm costs, nor can it predict whether future incidents of severe weather will cause significant facility damage and service disruptions that would also result in significant costs.

•	Operation and maintenance expense increased in 2005 compared with 2004, primarily due to increased system reliability work and tree trimming costs.

•	PPL Electric recognized an after-tax charge of $27 million in the first quarter of 2005 for a loss contingency related to the PJM billing dispute. See Note 9 for information concerning the settlement agreement reached by PPL Electric and Exelon Corporation to settle this litigation, which is subject to approval by the FERC. PPL Electric cannot be certain of the outcome of this matter or the impact on PPL Electric and its subsidiaries.
      PPL Electric’s earnings beyond 2005 are subject to various risks and uncertainties. See “Forward-Looking Information,” the rest of “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Note 9 to the Financial Statements for a discussion of the risks, uncertainties and factors that may impact PPL Electric’s future earnings.

2006 Outlook
      PPL Electric is projecting flat delivery revenues due to projected modest load growth in 2006 compared with 2005 and because of higher sales in 2005 as a result of unusually warm weather. PPL Electric is also expecting to experience increased operation and maintenance expenses in 2006.
Statement of Income Analysis—
Operating Revenues
     Retail Electric
      The increases in revenues from retail electric operations were attributable to:

	2005 vs. 2004	2004 vs. 2003

PLR electric generation supply	$122	$94
Electric delivery	201	(7)
Delivery and PLR supply to PPL Generation		(5)
Other	1	(2)

	$324	$80

      The increase in revenues from retail electric operations for 2005 compared with 2004 was primarily due to:

•	higher PLR revenues due to higher energy and capacity rates and a 6% increase in volume, in part due to the return of customers previously served by alternate suppliers; and

•	higher electric delivery revenues resulting from higher transmission and distribution customer rates effective January 1, 2005, and a 4.3% increase in volume.
      The increase in revenues from retail electric operations for 2004 compared with 2003 was primarily due to:

•	higher PLR revenues due to higher energy and capacity rates and a 3.6% increase in volume, in part due to the return of customers previously served by alternate suppliers; partially offset by

•	lower electric delivery revenues due to a decrease in ITC and CTC revenue as a result of lower ITC rates, and several rate groups reaching their cap; and

•	lower sales to PPL Generation. PPL Generation’s power plants began self-supplying their station use in April 2003, rather than taking supply from PPL Electric.
     Wholesale Electric
      PPL Electric wholesale revenues were previously derived primarily from sales to municipalities. The $23 million decrease in wholesale electric revenues in 2004 compared with 2003 was due to the expiration of all municipal purchase power agreements at the end of January 2004.
     Wholesale Electric to Affiliate
      PPL Electric has a contract to sell to PPL EnergyPlus the electricity that PPL Electric purchases under contracts with NUGs. The $6 million decrease in wholesale revenue to affiliate in 2005 compared with 2004 was primarily due to an unplanned outage at a NUG facility during the second quarter of 2005. PPL Electric therefore had less electricity to sell to PPL EnergyPlus.

Energy Purchases
      Energy purchases increased by $47 million in 2005 compared with 2004 primarily due to the $39 million accrual for the PJM billing dispute. See Note 9 to the Financial Statements for additional information regarding the loss accrual recorded for the PJM billing dispute. Also, the increase reflects a $10 million charge to load-serving entities which began in May 2005, retroactive to December 2004. This charge minimizes the revenue impacts to transmission owners that result from the integration of the Midwest ISO and PJM markets and will continue until March 2006. These increases were partially offset by a $7 million decrease due to an unplanned NUG outage in the second quarter of 2005.
Energy Purchases from Affiliate
      Energy purchases from affiliate increased by $90 million in 2005 compared with 2004 and by $56 million in 2004 compared with 2003. The increases reflect an increase in PLR load, as well as higher prices for energy purchased under the power supply contracts with PPL EnergyPlus that was needed to support the PLR load.
Other Operation and Maintenance
      The increases in other operation and maintenance expenses were due to:

	2005 vs. 2004	2004 vs. 2003

Costs associated with severe ice storms in January 2005	$16
Subsequent deferral of a portion of costs associated with January 2005 ice storms (Note 1)	(12)
Increase in domestic system reliability work and tree trimming	10
Accelerated amortization of stock-based compensation (Note 1)	5
Increase in domestic pension costs	3	$5
Increase in allocation of certain corporate service costs (Note 10)	1	5
Write-off of Hurricane Isabel costs not approved for recovery by the PUC		4
Decrease in employee benefits due to transfer of field services employees to PPL Generation	(7)
Decrease in other postretirement benefit expense	(2)	(11)
Other	(2)	5

	$12	$8

Depreciation
      Depreciation increased by $5 million in 2005 compared with 2004 and by $4 million in 2004 compared with 2003 due to plant additions, including the Automated Meter Reading project.
Taxes, Other Than Income
      In 2004, PPL Electric reversed a $14 million accrued liability for 1998 and 1999 PURTA taxes that had been accrued based on potential exposure in the proceedings regarding the Susquehanna nuclear station tax assessment. The rights of third-party intervenors to further appeal expired in 2004. The reversal and a $19 million increase in domestic gross receipts tax expense in 2005 are the primary reasons for the $33 million increase in taxes, other than income, compared with 2004.
      The reversal of the PURTA tax liability is the primary reason for the $12 million decrease in taxes, other than income in 2004, compared with 2003. Also contributing to the decrease was lower capital stock tax expense. These decreases were partially offset by higher gross receipts tax expense.
Workforce Reduction
      See Note 15 to the Financial Statements for information on the $9 million charge recorded in 2003.
Other Income—net
      See Note 11 to the Financial Statements for details of other income and deductions.

Interest Expense
      Interest expense, including interest expense with affiliate, decreased by $8 million in 2005 compared with 2004 and by $21 million in 2004 compared with 2003. These decreases primarily reflect the net impact of long-term debt retirements and new issuances. Over the past two years, $953 million of long-term debt retirements have occurred, while new issuances over the same period totaled $424 million. The decrease in 2005 was partially offset by $8 million of interest accrued for the PJM billing dispute and $9 million of additional interest paid on collateral held by PPL Electric relating to the PLR contract. See Note 10 to the Financial Statements for further discussion of collateral held under the PLR contract.
Income Taxes
      Income tax expense increased by $61 million in 2005 compared with 2004. This increase was primarily attributable to:

•	a $50 million increase in income tax expense related to higher pre-tax book income; and

•	a $10 million reduction in tax benefits in 2005 related to federal and state income tax reserves that included a $15 million decrease in tax benefits associated with stranded costs securitization, offset by a $5 million increase in tax benefits associated with other income tax reserves, predicated upon management’s reassessment of its best estimate of probable tax exposure relative to 2004.
      Income tax expense decreased by $10 million in 2004 compared with 2003. This decrease was primarily attributable to:

•	a $22 million tax benefit recognized in 2004 related to a reduction in tax reserves associated with stranded costs securitization predicated upon management’s reassessment of its best estimate of probable tax exposure relative to 2003; offset by

•	a $15 million increase in income tax expense related to higher pre-tax book income.
      Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns by taxing authorities. However, the amount ultimately paid upon resolution of any issues raised by such authorities may differ materially from the amount accrued. In evaluating the exposure associated with various filing positions, PPL Electric accounts for changes in probable exposures based on management’s best estimate of the amount that should be recognized. An allowance is maintained for the tax contingencies, the balance of which management believes to be adequate. During 2004, PPL Electric reached partial settlement with the IRS with respect to the tax years 1991 through 1995 and received a cash refund in the amount of $45 million. As a result of this settlement, the net tax impact recorded in 2004 was not significant.
      See Note 2 to the Financial Statements for details on effective income tax rates and other income tax related matters.
Financial Condition
Liquidity and Capital Resources
      PPL Electric is focused on maintaining an appropriate liquidity position and strengthening its balance sheet, thereby continuing to improve its credit profile. PPL Electric believes that its cash on hand, short-term investments, operating cash flows, access to debt and equity capital markets and borrowing capacity, taken as a whole, provide sufficient resources to fund its ongoing operating requirements, future security maturities and estimated future capital expenditures. PPL Electric currently expects cash, cash equivalents and short-term investments at the end of 2006 to be approximately $100 million, while maintaining approximately $200 million in credit facilities and up to $150 million in short-term debt capacity related to an asset-backed commercial paper program. However, PPL Electric’s cash flows from operations and its access to cost effective bank and capital markets are subject to risks and uncertainties, including but not limited to:

•	unusual or extreme weather that may damage PPL Electric’s transmission and distribution facilities or affect energy sales to customers;

•	ability to recover and the timeliness and adequacy of recovery of costs associated with regulated utility businesses;

•	any adverse outcome of legal proceedings and investigations currently being conducted with respect to PPL Electric’s current and past business activities; and

•	a downgrade in PPL Electric’s or its subsidiary’s credit ratings that could negatively affect their ability to access capital and increase the cost of maintaining credit facilities and any new debt.
      At December 31, 2005, PPL Electric had $323 million of cash, cash equivalents and short-term investments and $42 million in short-term debt, compared with $161 million in cash, cash equivalents and short-term investments and $42 million of short-term debt at December 31, 2004, and $162 million in cash and cash equivalents and no short-term investments or short-term debt at December 31, 2003. The $42 million of short-term debt at December 31, 2005 and 2004, is entirely from loan proceeds attributable to the asset-backed commercial paper program, of which the full amount was used to cash collateralize letters of credit. The changes in cash and cash equivalents resulted from:

	2005	2004	2003

Net Cash Provided by Operating Activities	$580	$898	$528
Net Cash Used in Investing Activities	(193)	(523)	(145)
Net Cash Used in Financing Activities	(240)	(386)	(250)

Net Increase (Decrease) in Cash and Cash Equivalents	$147	$(11)	$133

Operating Activities
      Net cash provided by operating activities decreased by $318 million in 2005 compared with 2004 and increased by $370 million in 2004 compared with 2003, primarily as a result of receipts in 2004 of $300 million in cash collateral related to the PLR energy supply agreements and a federal income tax refund in 2004. The decrease for 2005 compared with 2004 was partially mitigated by the 7.1% increase in distribution rates and transmission cost recoveries effective January 1, 2005.
      An important element supporting the stability of PPL Electric’s cash from operations is its long-term purchase contracts with PPL EnergyPlus. These contracts provide sufficient energy for PPL Electric to meet its PLR obligation through 2009, at the predetermined capped rates it is entitled to charge its customers over this period. These contracts require cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of adverse changes in market prices. Also under the contracts, PPL Energy Supply may request cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of a downgrade of PPL Electric’s credit ratings. The maximum amount that PPL Electric would have to post under these contracts is $300 million, and PPL Electric estimates that it would not have had to post any collateral if energy prices decreased by 10% from year-end 2005 or 2004 levels.

Investing Activities
      Net cash used in investing activities decreased by $330 million in 2005 compared with 2004, and increased by $378 million in 2004 compared with 2003, primarily as a result of initiating a $300 million demand loan to an affiliate in 2004. The primary use of cash in investing activities is capital expenditures. See “Forecasted Uses of Cash” for detail regarding capital expenditures in 2005 and projected expenditures for the years 2006 through 2010.

Financing Activities
      Net cash used in financing activities decreased by $146 million in 2005 compared with 2004, primarily due to a decrease of $217 million in net debt retirements, partially offset by an increase of $69 million in dividends paid to PPL Corporation. Net cash used in financing activities increased by $136 million in 2004 compared with 2003, due to higher net retirements of long-term debt in 2004. See “Forecasted Sources of Cash” for a discussion of PPL Electric’s plans to issue debt and equity securities, as well as a discussion of credit facility capacity available to PPL Electric. Also see “Forecasted Uses of Cash” for a discussion of PPL Electric’s plans to pay dividends on its common and preferred securities, as well as maturities of PPL Electric’s long-term debt.

      PPL Electric’s debt financing activity in 2005 was:

	Issuances	Retirements

PPL Transition Bond Company Transition Bonds		$(266)
PPL Electric First Mortgage Bonds		(69)
PPL Electric First Mortgage Pollution Control Bonds	$224	(224)
PPL Electric Senior Secured Bonds	200

Total	$424	$(559)

Net reduction		$(135)

      Debt issued during 2005 had stated interest rates ranging from 2.25% to 5.15% and with maturities from 2005 through 2029. See Note 5 to the Financial Statements for more detailed information regarding PPL Electric’s financing activities.

Forecasted Sources of Cash
      PPL Electric expects to continue to have significant sources of cash available in the near term, including various credit facilities, a commercial paper program, an asset-backed commercial paper program and operating leases. PPL Electric also expects to continue to have access to debt and equity capital markets, as necessary, for its long-term financing needs.

Credit Facilities
      At December 31, 2005, PPL Electric’s total committed borrowing capacity under credit facilities and the use of this borrowing capacity were:

			Letters of
	Committed		Credit	Available
	Capacity	Borrowed	Issued (b)	Capacity

PPL Electric Credit Facilities (a)	$300			$300

(a)	Borrowings under PPL Electric’s credit facilities bear interest at LIBOR-based rates plus a spread, depending upon the company’s public debt rating. PPL Electric also has the capability to cause the lenders to issue up to $300 million of letters of credit under these facilities, which issuances reduce available borrowing capacity.

The credit facilities contain a financial covenant requiring debt to total capitalization to not exceed 70%. At December 31, 2005 and 2004, PPL Electric’s consolidated debt to total capitalization percentages, as calculated in accordance with its credit facilities, were 55% and 54%. The credit facilities also contain standard representations and warranties that must be made for PPL Electric to borrow under them.

(b)	PPL Electric has a reimbursement obligation to the extent any letters of credit are drawn upon.
      In addition to the financial covenants noted in the table above, these credit agreements contain various other covenants. Failure to meet the covenants beyond applicable grace periods could result in acceleration of due dates of borrowings and/or termination of the agreements. PPL Electric monitors the covenants on a regular basis. At December 31, 2005, PPL Electric was in material compliance with those covenants. At this time PPL Electric believes that these covenants and other borrowing conditions will not limit access to these funding sources. PPL Electric intends to renew and extend $200 million of its credit facility capacity in 2006. See Note 5 to the Financial Statements for further discussion of PPL Electric’s credit facilities.

Commercial Paper
      PPL Electric maintains a commercial paper program for up to $200 million to provide it with an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by credit agreements of PPL Electric. PPL Electric had no commercial paper outstanding at December 31, 2005 and 2004. During 2006, PPL Electric may issue commercial paper from time to time to facilitate short-term cash flow needs.

Asset-Backed Commercial Paper Program
      PPL Electric participates in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly owned subsidiary on an ongoing basis. The subsidiary pledges these assets to secure loans of up to an aggregate of $150 million from a commercial paper conduit sponsored by a financial institution. PPL Electric uses the proceeds from the program for general corporate purposes and to cash collateralize letters of credit. At December 31, 2005 and 2004, the loan balance outstanding was $42 million, all of which was being used to cash collateralize letters of credit. See Note 5 to the Financial Statements for further discussion of the asset-backed commercial paper program.

Operating Leases
      PPL Electric also has available funding sources that are provided through operating leases. PPL Electric leases vehicles, office space, land, buildings, personal computers and other equipment. These leasing structures provide PPL Electric with additional operating and financing flexibility. The operating leases contain covenants that are typical for these agreements, such as maintaining insurance, maintaining corporate existence and timely payment of rent and other fees. Failure to meet these covenants could limit or restrict access to these funds or require early payment of obligations. At this time, PPL Electric believes that these covenants will not limit access to these funding sources or cause acceleration or termination of the leases.
      See Note 6 to the Financial Statements for further discussion of the operating leases.

Long-Term Debt and Equity Securities
      PPL Electric currently does not plan to issue any long-term debt securities in 2006. Subject to market conditions in 2006, PPL Electric currently plans to sell $250 million in preferred securities. PPL Electric expects to use the proceeds primarily to repurchase securities, including stock from its parent, and for general corporate purposes.

Forecasted Uses of Cash
      In addition to expenditures required for normal operating activities, such as purchased power, payroll, and taxes, PPL Electric currently expects to incur future cash outflows for capital expenditures, various contractual obligations, payment of dividends on its common and preferred securities and the repurchase of a portion of its common stock.

Capital Expenditures
      The table below shows PPL Electric’s current capital expenditure projections for the years 2006 through 2010 and actual spending for the year 2005.

	Actual	Projected

	2005	2006	2007	2008	2009	2010

Construction expenditures (a)
Transmission and distribution facilities	$164	$213	$231	$211	$246	$296
Other	10	13	13	15	11	13

Total Capital Expenditures	$174	$226	$244	$226	$257	$309

(a)	Construction expenditures include AFUDC, which is expected to be approximately $15 million for the 2006-2010 period.
      PPL Electric’s capital expenditure projections for the years 2006-2010 total approximately $1.3 billion. Capital expenditure plans are revised periodically to reflect changes in market and regulatory conditions.
      PPL Electric plans to fund all of its capital expenditures in 2006 with cash on hand and cash from operations.

Contractual Obligations
      PPL Electric has assumed various financial obligations and commitments in the ordinary course of conducting its business. At December 31, 2005, the estimated contractual cash obligations of PPL Electric were:

		Less
		Than 1	1-3	4-5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years

Long-term Debt (a)	$2,412	$434	$950	$486	$542
Capital Lease Obligations
Operating Leases	54	14	20	12	8
Purchase Obligations (b)	9,443	1,704	3,558	4,181
Other Long-term Liabilities Reflected on the Balance Sheet under GAAP

Total Contractual Cash Obligations	$11,909	$2,152	$4,528	$4,679	$550

(a)	Reflects principal maturities only. Includes $892 million of transition bonds issued by PPL Transition Bond Company in 1999 to securitize a portion of PPL Electric’s stranded costs. This debt is non-recourse to PPL Electric.

(b)	The payments reflected herein are subject to change, as the purchase obligation reflected is an estimate based on projected obligated quantities and projected pricing under the contract. Purchase orders made in the ordinary course of business are excluded from the amounts presented.

Dividends
      From time to time, as determined by its Board of Directors, PPL Electric pays dividends on its common stock to its parent, PPL, which uses the dividends for general corporate purposes, including meeting its cash flow needs. PPL Electric expects to continue to pay quarterly dividends on its outstanding preferred stock, and to pay quarterly dividends on the preferred securities expected to be issued in 2006, in each case if and as declared by its Board of Directors.
      PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

Common Stock Repurchase
      PPL Electric plans to repurchase approximately $200 million of common stock from its parent in 2006. The repurchase is expected to be funded with proceeds received from the sale of preferred securities.

Credit Ratings
      Moody’s, S&P and Fitch periodically review the credit ratings on the debt and preferred securities of PPL Electric and PPL Transition Bond Company. Based on their respective reviews, the rating agencies may make certain ratings revisions.
      A credit rating reflects an assessment by the rating agency of the credit worthiness associated with particular securities issued by PPL Electric and PPL Transition Bond Company, based on information provided by PPL Electric and other sources. The ratings of Moody’s, S&P and Fitch are not a recommendation to buy, sell or hold any securities of PPL Electric or PPL Transition Bond Company. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to their securities. A downgrade in PPL Electric’s or PPL Transition Bond Company’s credit ratings could result in higher borrowing costs and reduced access to capital markets.

      The following table summarizes the credit ratings of PPL Electric and PPL Transition Bond Company at December 31, 2005.

	Moody’s	S&P	Fitch (b)

PPL Electric
Senior Unsecured/ Issuer Rating	Baa2	A-	BBB
First Mortgage Bonds	Baa1	A-	A-
Pollution Control Bonds (a)	Aaa	AAA
Senior Secured Bonds	Baa1	A-	A-
Commercial Paper	P-2	A-2	F2
Preferred Stock	Ba1	BBB	BBB+
Outlook	STABLE	STABLE	STABLE
PPL Transition Bond Company
Transition Bonds	Aaa	AAA	AAA

(a)	Insured as to payment of principal and interest.

(b)	Issuer Rating for Fitch is an “Issuer Default Rating.”
      Moody’s did not take any actions on the debt and preferred securities of PPL Electric and PPL Transition Bond Company in 2005.
      In January 2005, S&P affirmed PPL Electric’s A-/A-2 corporate credit ratings and favorably revised its outlook on the company to stable from negative following the authorization of a $194 million rate increase by the PUC. S&P indicated that the outlook revision reflects its expectations that the rate increase, effective January 1, 2005, will allow for material improvement in PPL Electric’s financial profile, which had lagged S&P’s expectations in recent years. S&P indicated that the stable outlook reflects its expectations that PPL Electric “will rapidly improve and then maintain financial metrics more consistent with its ratings.” S&P indicated that it expects PPL Electric’s operations to remain stable through the expiration of the PLR agreement.
      In October 2005, S&P affirmed its ratings of PPL Electric. The ratings affirmation is the result of S&P’s annual review of PPL Electric, including its business and financial risk profiles.
      In December 2005, Fitch assigned issuer default ratings (IDRs) for its North American global power portfolio of issuers with ratings of BB- or higher. The IDR reflects Fitch’s assessment of an issuer’s ability to meet all of its financial commitments on a timely basis, effectively becoming its benchmark probability of default. Fitch rates securities in an issuer’s capital structure higher, lower or the same as the IDR based on Fitch’s assessment of a particular security’s relative recovery prospects. There were no changes in Fitch’s securities ratings at PPL Electric as a result of Fitch’s assignment of an IDR.
Off-Balance Sheet Arrangements
      PPL Electric has entered into certain guarantee agreements that are within the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” See Note 9 to the Financial Statements for a discussion on guarantees.
Risk Management

Market Risk

Commodity Price Risk—PLR Contracts
      PPL Electric and PPL EnergyPlus have power supply agreements under which PPL EnergyPlus sells to PPL Electric (under a predetermined pricing arrangement) energy and capacity to fulfill PPL Electric’s PLR obligation through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus through 2009. See Note 10 to the Financial Statements for information on the PLR contracts.

Interest Rate Risk
      PPL Electric has issued debt to finance its operations, which increases its interest rate risk. At December 31, 2005 and 2004, PPL Electric’s potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was insignificant.
      PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2005, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was approximately $43 million, compared with $50 million at December 31, 2004.
Related Party Transactions
      PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Electric.
      For additional information on related party transactions, see Note 10 to the Financial Statements.
Environmental Matters
      See Note 9 to the Financial Statements for a discussion of environmental matters.
New Accounting Standards
      See Note 18 to the Financial Statements for a discussion of new accounting standards recently adopted or pending adoption.
Application of Critical Accounting Policies
      PPL Electric’s financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the financial statements. (These accounting policies are also discussed in Note 1 to the Financial Statements.) PPL’s senior management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with its Audit Committee. In addition, PPL’s senior management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.
1)     Pension and Other Postretirement Benefits
      As described in Note 8 to the Financial Statements, PPL Electric participates in, and is allocated a significant portion of the liability and net periodic pension cost of the PPL Retirement Plan and the PPL Postretirement Benefit Plan. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions are:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due.

•	Expected Return on Plan Assets—Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs PPL Electric records currently.

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.

      In selecting discount rates, PPL considers the expected cash outflows of its plans matched against appropriate fixed-income security yield rates. This information is first matched against a spot-rate yield curve. A portfolio of nearly 600 Moody’s Aa-graded non-callable corporate bonds, with a total outstanding float in excess of $300 billion, serves as the base from which those with the lowest and highest yields are eliminated to develop the ultimate yield curve. The results of this analysis are considered in conjunction with other economic data and consideration of movements in the Moody’s Aa bond index to determine the discount rate assumption. At December 31, 2005, PPL decreased the discount rate for its domestic plans from 5.75% to 5.70% as a result of decreased long duration fixed-income security returns.
      In selecting an expected return on plan assets, PPL considers tax implications, past performance and economic forecasts for the types of investments held by the plans. At December 31, 2005, PPL’s expected return on plan assets was decreased from 8.75% to 8.50% for its domestic pension plans and increased to 8.00% from 7.90% for its other postretirement benefit plans. PPL’s domestic pension plans have significantly exceeded the expected return on plan assets for 2004 and 2005. However, the expected return on plan assets assumption was decreased to reflect a long-term view of equity markets and an expected increase in long-term bond yields.
      In selecting a rate of compensation increase, PPL considers past experience in light of movements in inflation rates. At December 31, 2005, PPL’s rate of compensation increase was moved to 4.75% from 4.00% for its domestic plans.
      In selecting health care cost trend rates, PPL considers past performance and forecasts of health care costs. At December 31, 2005, PPL’s health care cost trend rates were 10.0% for 2006, gradually declining to 5.5% for 2011.
      A variance in the assumptions listed above could have a significant impact on the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost allocated to PPL Electric. The following chart reflects the sensitivities in the 2005 financial statements associated with a change in certain assumptions. While the chart below reflects either an increase or decrease in each assumption, the inverse of this change would impact the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost by a similar amount in the opposite direction. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption.

	Increase (Decrease)

	Change in	Impact on	Impact on
Actuarial Assumption	Assumption	Liabilities	Cost

Discount Rate	(0.25)%	$1	$1
Expected Return on Plan Assets	(0.25)%	2	2
Rate of Compensation Increase	0.25%	1	1
      At December 31, 2005, PPL Electric’s Balance Sheet reflected a net liability of $75 million for pension liabilities and prepaid other postretirement benefit costs allocated from plans sponsored by PPL Services.
      In 2005, PPL Electric was allocated net periodic pension and other postretirement costs charged to operating expense of $11 million. This amount represents a $1 million increase compared with the charge recognized during 2004. This increase was primarily due to the decrease in the discount rate at December 31, 2004.
      Refer to Note 8 to the Financial Statements for additional information regarding pension and other postretirement benefits.

2)     Loss Accruals
      PPL Electric periodically accrues losses for the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called “contingencies,” and PPL Electric’s accounting for such events is prescribed by SFAS 5, “Accounting for Contingencies,” and other related accounting guidance. SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”
      For loss contingencies, the loss must be accrued if (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not permit the accrual of contingencies that might result in gains. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, income taxes, regulatory penalties and other events.
      The accounting aspects of estimated loss accruals include: (1) the initial identification and recording of the loss; (2) the determination of triggering events for reducing a recorded loss accrual; and (3) the ongoing assessment as to whether a recorded loss accrual is sufficient. All three of these aspects of accounting for loss accruals require significant judgment by PPL Electric’s management.

Initial Identification and Recording of the Loss Accrual
      PPL Electric uses its internal expertise and outside experts (such as lawyers, tax specialists and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.
      In 2005, a significant loss accrual was recorded for the PJM billing dispute. Significant judgment was required by PPL Electric’s management to perform the initial assessment of this contingency. In December 2004, Exelon Corporation, on behalf of its subsidiary, PECO Energy, Inc. (PECO), filed a complaint against PJM and PPL Electric with the FERC, alleging that PJM had overcharged PECO from April 1998 through May 2003 as a result of an error by PJM. The complaint requested the FERC, among other things, to direct PPL Electric to refund to PJM $39 million, plus interest of approximately $8 million, and for PJM to refund these same amounts to PECO. In April 2005, the FERC issued an Order Establishing Hearing and Settlement Judge Proceedings (the Order). In the Order, the FERC determined that PECO was entitled to reimbursement for the transmission congestion charges that PECO asserted PJM erroneously billed. The FERC ordered settlement discussions, before a judge, to determine the amount of the overcharge to PECO and the parties responsible for reimbursement to PECO.
      Based on an evaluation of FERC’s Order, PPL Electric’s management concluded that it was probable that a loss had been incurred in connection with the PJM billing dispute. PPL Electric recorded a loss accrual of $47 million, the amount of PECO’s claim, in the first quarter of 2005. See Note 9 to the Financial Statements for additional information.
      See “Ongoing Assessment of Recorded Loss Accruals” for a discussion of the year-end 2005 assessment of this contingency.
      PPL Electric has identified certain other events that could give rise to a loss, but that do not meet the conditions for accrual under SFAS 5. SFAS 5 requires disclosure, but not a recording, of potential losses when it is “reasonably possible” that a loss has been incurred. The FASB defines “reasonably possible” as cases in which “the chance of the future event or events occurring is more than remote but less than likely.” See Note 9 to the Financial Statements for disclosure of other potential loss contingencies that have not met the criteria for accrual under SFAS 5.

Reducing Recorded Loss Accruals
      When an estimated loss is accrued, PPL Electric identifies, where applicable, the triggering events for subsequently reducing the loss accrual. The triggering events generally occur when the contingency has been resolved and the actual loss is incurred, or when the risk of loss has diminished or been eliminated. The following are some of the triggering events that provide for the reduction of certain recorded loss accruals:

•	Allowances for excess or obsolete inventory are reduced as the inventory items are pulled from the warehouse shelves and sold as scrap or otherwise disposed.

•	Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted or when underlying amounts are ultimately collected.

•	Environmental and other litigation contingencies are reduced when the contingency is resolved and PPL Electric makes actual payments or the loss is no longer considered probable.

Ongoing Assessment of Recorded Loss Accruals
      PPL Electric reviews its loss accruals on a regular basis to assure that the recorded potential loss exposures are sufficient. This involves ongoing communication and analyses with internal and external legal counsel, engineers, tax specialists, operation management and other parties.
      Significant management judgment is required in developing PPL Electric’s contingencies, or reserves, for income taxes and valuation allowances for deferred tax assets. The ongoing assessment of tax contingencies is intended to result in management’s best estimate of the ultimate settled tax position for each tax year. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns by taxing authorities. However, the amount ultimately paid upon resolution of any issues raised by such authorities may differ from the amount accrued. In evaluating the exposure associated with various filing positions, PPL Electric accounts for changes in probable exposures based on management’s best estimate of the amount that should be recognized. An allowance is maintained for the tax contingencies, the balance of which management believes to be adequate. The ongoing assessment of valuation allowances is based on an assessment of whether deferred tax assets will ultimately be realized. Management considers a number of factors in assessing the ultimate realization of deferred tax assets, including forecasts of taxable income in future periods.
      As part of the year-end preparation of its financial statements, PPL Electric’s management re-assessed the loss accrual related to the PJM billing dispute, described above under “Initial Identification and Recording of the Loss Accrual.” In re-assessing the PJM billing dispute, PPL Electric’s management considered the proposed settlement agreement that was filed with FERC in September 2005. Under the settlement agreement, PPL Electric would pay $33 million plus interest over a four-year period to PJM through a new transmission charge that, under applicable law, is recoverable from PPL Electric’s retail customers. Also, all PJM market participants would pay approximately $8 million plus interest over a four-year period to PJM through a new market adjustment charge. PJM would forward amounts collected under the two new charges to PECO. See Note 9 to the Financial Statements for additional information. Numerous parties filed comments with the FERC opposing the settlement agreement, and the FERC has not yet acted on the proposed settlement agreement. Accordingly, PPL Electric’s management had no basis to revise the loss accrual that was recorded in the first quarter of 2005. PPL Electric’s management will continue to assess the loss accrual for this contingency for future periods.
Other Information
      PPL’s Audit Committee has approved the independent auditor to provide audit and audit-related services and other services permitted by the Sarbanes-Oxley Act of 2002 and SEC rules. The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, employee benefit plan audits and internal control reviews.

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Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareowner
of PPL Electric Utilities Corporation:
In our opinion, the accompanying consolidated balance sheet and consolidated statement of long-term debt and the related consolidated statements of income, of shareowner’s common equity and of cash flows present fairly, in all material respects, the financial position of PPL Electric Utilities Corporation and its subsidiaries (“PPL Electric”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 16 to the consolidated financial statements, the Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in 2005.
Philadelphia, Pennsylvania
February 24, 2006

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2005	2004	2003

Operating Revenues
Retail electric	$3,011	$2,687	$2,607
Wholesale electric	4	6	29
Wholesale electric to affiliate (Note 10)	148	154	152

Total	3,163	2,847	2,788

Operating Expenses
Operation
Energy purchases	266	219	212
Energy purchases from affiliate (Note 10)	1,590	1,500	1,444
Other operation and maintenance	365	353	345
Amortization of recoverable transition costs	268	257	260
Depreciation (Note 1)	112	107	103
Taxes, other than income (Note 2)	185	152	164
Workforce reduction (Note 15)			9

Total	2,786	2,588	2,537

Operating Income	377	259	251
Other Income—net (Note 11)	21	15	6
Interest Expense	170	187	211
Interest Expense with Affiliate (Note 10)	12	3

Income Before Income Taxes	216	84	46
Income Taxes (Note 2)	69	8	18

Income Before Distributions on Preferred Securities	147	76	28
Distributions on Preferred Securities	2	2	3

Income Available to PPL Corporation	$145	$74	$25

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2005	2004	2003

Cash Flows from Operating Activities
Net income	$145	$74	$25
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	112	107	103
Stock compensation expense	7	3	2
Accrual for PJM billing dispute	47
Amortizations—recoverable transition costs and other	289	278	281
Deferred income taxes and investment tax credits	9	81	17
Workforce reduction—net of cash paid			9
Write-off (deferral) of storm-related costs	(12)	4	(15)
Change in current assets and current liabilities
Accounts receivable	(38)	40	19
Accounts payable	11	50	70
Collateral on PLR energy supply (Note 10)		302	(2)
Other	4	(5)	8
Other operating activities
Other assets	(6)	(3)	(4)
Other liabilities	12	(33)	15

Net cash provided by operating activities	580	898	528

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(174)	(179)	(235)
Purchases of auction rate securities	(32)	(60)
Proceeds from the sale of auction rate securities	17	50
Net (increase) decrease in notes receivable from affiliate		(300)	90
Net increase in restricted cash	(10)	(35)	(2)
Other investing activities	6	1	2

Net cash used in investing activities	(193)	(523)	(145)

Cash Flows from Financing Activities
Issuance of long-term debt	424		190
Contribution from parent			75
Retirement of long-term debt	(559)	(394)	(430)
Retirement of preferred stock			(31)
Payment of common dividends to PPL Corporation	(93)	(24)	(29)
Net increase (decrease) in short-term debt		42	(15)
Other financing activities	(12)	(10)	(10)

Net cash used in financing activities	(240)	(386)	(250)

Net Increase (Decrease) in Cash and Cash Equivalents	147	(11)	133
Cash and Cash Equivalents at Beginning of Period	151	162	29

Cash and Cash Equivalents at End of Period	$298	$151	$162

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest	$156	$180	$204
Income taxes—net	$21	$(69)	$(17)
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2005	2004

Assets
Current Assets
Cash and cash equivalents	$298	$151
Restricted cash (Note 13)	42	42
Accounts receivable (less reserve: 2005, $20; 2004, $18)	224	179
Unbilled revenues	174	148
Accounts receivable from affiliates (Note 10)	10	17
Note receivable from affiliate (Note 10)	300	300
Prepayments	4	6
Prepayment on PLR energy supply from affiliate (Note 10)	12	12
Other	87	66

Total Current Assets	1,151	921

Property, Plant and Equipment (Note 1)
Electric plant in service
Transmission and distribution	4,034	3,904
General	356	352

	4,390	4,256
Construction work in progress	43	29

Electric plant	4,433	4,285
Other property	3	4

	4,436	4,289
Less: accumulated depreciation	1,720	1,632

Total Property, Plant and Equipment	2,716	2,657

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	1,165	1,431
Acquired intangibles (Note 14)	114	117
Prepayment on PLR energy supply from affiliate (Note 10)	35	46
Other	356	354

Total Regulatory and Other Noncurrent Assets	1,670	1,948

Total Assets	$5,537	$5,526

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2005	2004

Liabilities and Equity
Current Liabilities
Short-term debt	$42	$42
Long-term debt	434	336
Accounts payable	42	39
Accounts payable to affiliates (Note 10)	183	168
Taxes	76	46
Collateral on PLR energy supply from affiliate (Note 10)	300	300
Other	147	98

Total Current Liabilities	1,224	1,029

Long-term Debt	1,977	2,208

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 2)	771	776
Other (Note 8)	190	190

Total Deferred Credits and Other Noncurrent Liabilities	961	966

Commitments and Contingent Liabilities (Note 9)

Preferred Stock (Note 4)	51	51

Shareowner’s Common Equity
Common stock—no par value (a)	1,476	1,476
Additional paid-in capital	361	361
Treasury stock	(912)	(912)
Earnings reinvested	406	354
Capital stock expense and other	(7)	(7)

Total Shareowner’s Common Equity	1,324	1,272

Total Liabilities and Equity	$5,537	$5,526

(a)	170 million shares authorized; 78 million shares outstanding at December 31, 2005 and 2004.
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNER’S COMMON EQUITY
FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars, except share amounts)

	2005	2004	2003

Common stock at beginning of year	$1,476	$1,476	$1,476

Common stock at end of year	1,476	1,476	1,476

Additional paid-in capital at beginning of year	361	361	282
Capital contribution from PPL			75
Other			4

Additional paid-in capital at end of year	361	361	361

Treasury stock at beginning of year	(912)	(912)	(912)

Treasury stock at end of year	(912)	(912)	(912)

Earnings reinvested at beginning of year	354	304	308
Net income(a)	145	74	25
Cash dividends declared on common stock	(93)	(24)	(29)

Earnings reinvested at end of year	406	354	304

Capital stock expense and other at beginning of year	(7)	(7)	(7)

Capital stock expense and other at end of year	(7)	(7)	(7)

Total Shareowner’s Common Equity	$1,324	$1,272	$1,222

Common stock shares at beginning of year (b)	78,030	78,030	78,030

Common stock shares at end of year	78,030	78,030	78,030

(a)	PPL Electric’s net income approximates comprehensive income.

(b)	Shares in thousands. All common shares of PPL Electric stock are owned by PPL.
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding

	2005	2004	Maturity (a)

First Mortgage Bonds (b)
6 1/2%		$69	April 1, 2005
6.55%	$146	146	March 1, 2006
7 3/8%	10	10	March 1, 2014

	156	225

First Mortgage Pollution Control Bonds (b)
3.125% Series	90	90	November 1, 2008
5.50% Series I		53	February 15, 2027
4.75% Series	108		February 15, 2027
4.70% Series	116		September 1, 2029
6.40% Series J		116	September 1, 2029
6.15% Series K		55	August 1, 2029

	314	314

Senior Secured Bonds (b)
5 7/8%	255	255	August 15, 2007
6 1/4%	486	486	August 15, 2009
4.30%	100	100	June 1, 2013
4.95%	100		December 15, 2015
5.15%	100		December 15, 2020

	1,041	841

Series 1999-1 Transition Bonds
6.83%—7.15%	892	1,159	2005-2008
Floating Rate Pollution Control Revenue Bonds (c)	9	9	June 1, 2027

	2,412	2,548
Unamortized discount	(1)	(4)

	2,411	2,544
Less amount due within one year	(434)	(336)

Total Long-term Debt	$1,977	$2,208

See Note 5 for information on debt issuances, debt retirements and other changes in long-term debt.

(a)	Aggregate maturities of long-term debt through 2010 are (millions of dollars): 2006, $434; 2007, $555; 2008, $395; 2009, $486; and 2010, $0. There are no bonds outstanding that have sinking fund requirements.

(b)	The First Mortgage Bonds and the First Mortgage Pollution Control Bonds were issued under, and are secured by, the lien of the 1945 First Mortgage Bond Indenture. The lien of the 1945 First Mortgage Bond Indenture covers substantially all electric distribution plant and certain transmission plant owned by PPL Electric. The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric distribution plant and certain transmission plant owned by PPL Electric and which is junior to the lien of the 1945 First Mortgage Bond Indenture.

(c)	Rate at December 31, 2005, was 3.58% and at December 31, 2004, was 2.0%.
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       Terms and abbreviations appearing in Notes to Consolidated Financial Statements are explained in the glossary. Dollars are in millions, unless otherwise noted.

1.	Summary of Significant Accounting Policies

General
     Business and Consolidation
      PPL is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western U.S. and in the delivery of electricity in Pennsylvania, the U.K. and Latin America. Based in Allentown, PA, PPL’s principal direct subsidiaries are PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding.
      PPL Electric is a rate-regulated subsidiary of PPL. PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.
      The consolidated financial statements of PPL Electric include the accounts of PPL Electric and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Regulation
      PPL Electric accounts for regulated operations in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements.
      The following regulatory assets were included in the “Regulatory and Other Noncurrent Assets” section of the Balance Sheet at December 31.

	2005	2004

Recoverable transition costs	$1,165	$1,431
Taxes recoverable through future rates	242	261
Other	27	17

	$1,434	$1,709

      Based on the PUC Final Order, PPL Electric began amortizing its competitive transition (or stranded) costs, $2.97 billion, over an 11-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when they were securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.
      Included in “Other” above as of December 31, 2005 and 2004, were approximately $10 million and $11 million of storm restoration costs associated with the September 2003 Hurricane Isabel. PPL Electric deferred these costs based on assessment of the PUC declaratory order of January 2004. The costs are being recovered through customer transmission and distribution rates, and are being amortized over ten years effective January 1, 2005.
      Also included in “Other” at December 31, 2005, were approximately $12 million of costs associated with severe ice storms in PPL Electric’s service territory in January 2005. These costs have been deferred based on an assessment of an order issued by the PUC on August 26, 2005. The ratemaking treatment of these costs will be addressed in PPL Electric’s next distribution base rate case. PPL Electric believes there is a reasonable basis for recovery of all regulatory assets.

Accounting Records
      The system of accounts for PPL Electric is maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

Use of Estimates
      The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Accruals
      Loss accruals are recorded in accordance with SFAS 5, “Accounting for Contingencies,” and other related accounting guidance. Potential losses are accrued when (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not permit the accrual of contingencies that might result in gains. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, income taxes, regulatory penalties and other events.
      PPL Electric also has accrued estimated losses on long-term purchase commitments when significant events have occurred. For example, estimated losses were accrued when PPL Electric’s generation business was deregulated.

Changes in Classification
      The classification of certain amounts in the 2004 and 2003 financial statements have been changed to conform to the current presentation. The changes in classification did not affect net income or total equity.

Revenue

Revenue Recognition
      Operating revenues are recorded based on energy deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.
      PPL Electric participates in PJM as a transmission owner and PLR.

Allowance for Doubtful Accounts
      Accounts receivable collectibility is evaluated using a combination of factors. Reserve balances are analyzed to assess the reasonableness of the balances in comparison to the actual accounts receivable balances and write-offs. Adjustments are made to reserve balances based on the results of analysis, the aging of receivables, and historical and industry trends.
      Additional specific reserves for uncollectible accounts receivable, such as bankruptcies, are recorded on a case-by-case basis after having been researched and reviewed by management. Unusual items, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions are considered as a basis for determining the adequacy of the reserve for uncollectible account balances.

Cash and Investments

Cash Equivalents
      All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

      PPL Electric invests in auction rate and similar securities which provide for periodic reset of interest rates and are highly liquid. Even though PPL Electric considers these debt securities as part of its liquid portfolio, it does not include these securities in cash and cash equivalents due to the stated maturity of the securities. These securities are included in “Current Assets—Other” on the Balance Sheet.

Restricted Cash
      Bank deposits that are restricted by agreement or that have been designated for a specific purpose are classified as restricted cash. The change in restricted cash is reported as an investing activity in the Statement of Cash Flows. On the Balance Sheet, the current portion of restricted cash is shown as “Restricted cash” within current assets, while the noncurrent portion is included in “Other” within other noncurrent assets. See Note 13 for the components of restricted cash.

Investments in Debt and Marketable Equity Securities
      Investments in debt securities are classified as held-to-maturity, and measured at amortized cost, when there is an intent and ability to hold the securities to maturity. Debt securities and marketable equity securities that are acquired and held principally for the purpose of selling them in the near-term are classified as trading. All other investments in debt and marketable equity securities are classified as available-for-sale. Both trading and available-for-sale securities are carried at fair value. Any unrealized gains and losses for trading securities are included in earnings. Unrealized gains and losses for available-for-sale securities are reported, net of tax, in other comprehensive income or are recognized currently in earnings when a decline in fair value is determined to be other than temporary. The specific identification method is used to calculate realized gains and losses on debt and marketable equity securities.

Long-Lived and Acquired Intangible Assets

Property, Plant and Equipment
      PP&E is recorded at original cost. Original cost includes material, labor, contractor costs, construction overheads and financing costs, where applicable. The cost of repairs and minor replacements are charged to expense as incurred. PPL Electric records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed.
      AFUDC is capitalized as part of the construction costs for regulated projects.
      Included in PP&E on the balance sheet are capitalized costs of software projects that were developed or obtained for internal use. At December 31, 2005 and 2004, capitalized software costs were $21 million and $20 million. At December 31, 2005 and 2004, accumulated amortization was $12 million and $8 million. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed 5 years. During 2005, 2004 and 2003, PPL Electric amortized capitalized software costs of $4 million, $4 million and $5 million.

Depreciation
      Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. When a component of PP&E is retired that was depreciated under the composite or group method, the original cost is charged to accumulated depreciation. When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators.
      PPL Electric periodically reviews the useful lives of its fixed assets.
      Following are the weighted-average rates of depreciation at December 31.

	2005	2004

Transmission and distribution	2.23%	2.22%
General	2.87%	3.19%

      The annual provisions for depreciation have been computed principally in accordance with the following ranges of assets lives: transmission and distribution, 10-70 years, and general, 10-80 years.

Acquired Intangible Assets
      Acquired intangible assets that have finite useful lives are valued at cost and amortized over their useful lives based upon the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up.

Asset Impairment
      PPL Electric reviews long-lived assets, including intangibles, that are subject to depreciation or amortization for impairment when events or circumstances indicate carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of long-lived assets is not recoverable from undiscounted future cash flow. The impairment charge is measured by the difference between the carrying amount of the asset and its fair value.

Asset Retirement Obligations
      In 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations,” which addresses the accounting for obligations associated with the retirement of tangible long-lived assets. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized as a liability in the financial statements. The initial obligation is measured at the estimated fair value. An equivalent amount is recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset. Until the obligation is settled, the liability is increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time.
      In 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” that clarifies certain aspects of SFAS 143 related to conditional AROs.
      See Note 16 for a discussion of accounting for AROs.

Compensation and Benefits

Pension and Other Postretirement Benefits
      PPL and certain of its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits.
      PPL uses a market-related value of plan assets in accounting for its pension plans. The market-related value of assets is calculated by rolling forward the prior year market-related value with contributions, disbursements and expected return on investments. One-fifth of the difference between the actual value and the expected value is added (or subtracted if negative) to the expected value to determine the new market-related value.
      PPL uses an accelerated amortization method for the recognition of gains and losses for its pension plans. Under the accelerated method, gains and losses in excess of 10% but less than 30% of the greater of the plan’s projected benefit obligation or the market-related value of plan assets are amortized on a straight-line basis over the estimated average future service period of plan participants. Gains and losses in excess of 30% of the plan’s projected benefit obligation are amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants.
      See Note 8 for a discussion of pension and other postretirement benefits.

Stock-Based Compensation
      PPL grants stock options, restricted stock, restricted stock units and stock units to employees and directors under several stock-based compensation plans. SFAS 123, “Accounting for Stock-Based Compensation,” encourages entities to record compensation expense for stock-based compensation plans at fair value but provides the option of measuring compensation expense using the intrinsic value method prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The fair value method under SFAS 123 is the preferable method of accounting for stock-based compensation, as it provides a consistent basis of accounting for all stock-based awards, thereby facilitating a better measure of compensation cost and improved financial reporting.
      Prior to 2003, PPL and its subsidiaries accounted for stock-based compensation in accordance with APB Opinion No. 25, as permitted by SFAS 123. Effective January 1, 2003, PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as prescribed by SFAS 123, using the prospective method of transition permitted by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” The prospective method of transition requires PPL and its subsidiaries to use the fair value method under SFAS 123 for all stock-based compensation awards granted, modified or settled on or after January 1, 2003. Thus, all awards granted prior to January 1, 2003, were accounted for under the intrinsic value method of APB Opinion No. 25, to the extent such awards are not modified or settled.
      Use of the fair value method prescribed by SFAS 123 requires PPL and its subsidiaries to recognize compensation expense for stock options issued. Fair value for the stock options is determined using the Black-Scholes options pricing model. Stock options with graded vesting (i.e., that vest in installments) are valued as a single award.
      PPL and its subsidiaries were not required to recognize compensation expense for stock options issued and accounted for under the intrinsic value method of APB Opinion No. 25, since PPL grants stock options with an exercise price that is not less than the fair market value of PPL’s common stock on the date of grant. As currently structured, awards of restricted stock, restricted stock units and stock units result in the same amount of compensation expense under the fair value method of SFAS 123 as they would under the intrinsic value method of APB Opinion No. 25. See Note 7 for a discussion of stock-based compensation. Stock-based compensation is included in “Other operation and maintenance” expense on the Statement of Income.
      PPL Electric’s stock-based compensation expense, including awards granted to employees and an allocation of costs of awards granted to employees of PPL Services, was insignificant under both the intrinsic value and fair value methods for each of 2005, 2004 and 2003.
      In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and replaces SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” PPL and its subsidiaries adopted SFAS 123(R) effective January 1, 2006. See Note 18 for a discussion of SFAS 123(R).
      In SFAS 123(R), the FASB provided additional guidance on the requirement to accelerate expense recognition for employees who are at or near retirement age and who are under a plan that allows for accelerated vesting upon an employee’s retirement. Such guidance is relevant to prior accounting for stock-based compensation under other accounting guidance. PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. Thus, for employees who are retirement eligible when stock-based awards are granted, PPL will recognize the expense immediately. For employees who are not retirement eligible when stock-based awards are granted, PPL will amortize the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. Retirement eligible has been defined by PPL as the early retirement age of 55. The adjustments below related to retirement-eligible employees were recorded based on the aforementioned clarification of existing guidance and are not related to the adoption of SFAS 123(R).
      In 2005, PPL Electric recorded a charge of approximately $3 million after tax to accelerate stock-based compensation expense for retirement-eligible employees. Approximately $2 million of the after-tax total was related to periods prior to 2005. The prior period amounts were not material to previously issued financial statements.

Other

Income Taxes
      The income tax provision for PPL and its subsidiaries is calculated in accordance with SFAS 109, “Accounting for Income Taxes.” PPL Electric and its subsidiaries are included in the consolidated U.S. federal income tax return of PPL. The provision for PPL Electric is calculated in accordance with an intercompany tax sharing policy which provides that the taxable income be calculated as if PPL Electric and its subsidiaries filed a separate consolidated return. PPL Electric’s intercompany tax liability was $6 million at December 31, 2005, and the intercompany receivable was $5 million at December 31, 2004.
      Significant management judgment is required in developing PPL Electric’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. PPL Electric and its subsidiaries record valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. PPL Electric and its subsidiaries have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances. If PPL Electric and its subsidiaries determined that they would be able to realize deferred tax assets in the future in excess of net deferred tax assets, adjustments to the deferred tax assets would increase income by reducing tax expense in the period that such determination was made. Likewise, if PPL Electric and its subsidiaries determined that they would not be able to realize all or part of net deferred tax assets in the future, adjustments to the deferred tax assets would decrease income by increasing tax expense in the period that such determination was made.
      Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination by taxing authorities of prior year tax returns; the amount ultimately paid upon resolution of issues raised by such authorities may differ materially from the amount accrued and may materially impact PPL Electric’s financial statements. In evaluating the exposure associated with various tax filing positions, PPL Electric and its subsidiaries accrue charges for probable exposures based on management’s best estimate of the amount that should be recognized. PPL Electric and its subsidiaries maintain an allowance for tax contingencies, the balance of which management believes to be adequate.
      PPL Electric deferred investment tax credits when they were utilized and are amortizing the deferrals over the average lives of the related assets. See Note 2 for additional discussion regarding income taxes.
      The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet. See Note 2 for additional information.

Leases
      PPL Electric applies the provisions of SFAS 13, “Accounting for Leases,” as amended and interpreted, to all transactions that qualify for lease accounting. See Note 6 for a discussion of accounting for leases under which PPL Electric is a lessee.

Materials and Supplies
      Materials and supplies are valued at the lower of cost or market using the average-cost method.

Guarantees
      In accordance with the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34,” the fair values of guarantees related to arrangements entered into prior to January 1, 2003, as well as guarantees excluded from the initial recognition and measurement provisions of FIN 45, are not recorded in the financial statements. See Note 9 for further discussion of recorded and unrecorded guarantees.

Treasury Stock
      Treasury shares are reflected on the balance sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares.
      At December 31, 2005 and 2004, PPL Electric held 79,270,519 shares of treasury stock.

New Accounting Standards
      See Note 18 for a discussion of new accounting standards recently adopted or pending adoption.

2.	Income and Other Taxes
      For 2005, 2004 and 2003, the statutory U.S. corporate federal income tax rate was 35%. The statutory corporate net income tax rate for Pennsylvania was 9.99%.
      The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet.
      The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were:

	2005	2004

Deferred Tax Assets
Deferred investment tax credits	$7	$8
Accrued pension costs	32	35
Contribution in aid of construction	73	62
Other	48	39

	160	144

Deferred Tax Liabilities
Electric utility plant—net	615	603
Restructuring—CTC	144	142
Taxes recoverable through future rates	100	108
Reacquired debt costs	15	13
Other	19	21

	893	887

Net deferred tax liability	$733	$743

      Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are:

	2005	2004	2003

Income Tax Expense
Current—Federal	$66	$(33)	$(2)
Current—State	(5)	(40)	3

	61	(73)	1

Deferred—Federal	12	79	22
Deferred—State	(1)	5	(2)

	11	84	20

Investment tax credit, net-federal	(3)	(3)	(3)

Total	$69	$8	$18

Total income tax expense—Federal	$75	$43	$17
Total income tax expense—State	(6)	(35)	1

Total	$69	$8	$18

      In 2005, 2004 and 2003, PPL Electric realized tax benefits related to stock-based compensation, recorded as an increase to additional paid-in-capital, which were insignificant.

	2005	2004	2003

Reconciliation of Income Tax Expense
Indicated federal income tax on Income Before Income Taxes at statutory tax rate—35%	$76	$30	$16

Increase (decrease) due to:
State income taxes	4	(1)	1
Flow-through of depreciation differences not previously normalized	1	1	1
Stranded cost securitization	(7)	(22)
Amortization of investment tax credit	(2)	(2)	(2)
Other	(3)	2	2

	(7)	(22)	2

Total income tax expense	$69	$8	$18

Effective income tax rate	31.9%	9.4%	39.1%
      During 2005, PPL Electric recorded a $10 million benefit related to federal and state income tax reserve changes. The $10 million benefit included in the Reconciliation of Income Tax Expense consisted of a $7 million benefit reflected in “Stranded cost securitization,” a $2 million state benefit reflected in “State income taxes” and a $1 million federal benefit reflected in “Other.”
      During 2004, PPL Electric recorded a $20 million benefit related to federal and state income tax reserve changes. The $20 million benefit included in the Reconciliation of Income Tax Expense consisted of a $22 million benefit reflected in “Stranded cost securitization” and a $2 million state benefit reflected in “State income taxes,” offset by a $4 million federal provision reflected in “Other.”

	2005	2004	2003

Taxes, Other than Income
State gross receipts	$174	$155	$152
State utility realty	6	(10)	3
State capital stock	5	7	10
Property and other			(1)

	$185	$152	$164

      PPL Electric had state net operating loss carryforwards that expire in 2024 of approximately $13 million at December 31, 2005. Valuation allowances have been established for the amount that, more likely than not, will not be realized.
      In October 2004, President Bush signed the American Jobs Creation Act of 2004 (the Act). The Act provides, beginning in 2005, a tax deduction from income for certain qualified domestic production activities. FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” specifies that this tax deduction will be treated as a special deduction and not as a tax rate reduction. As the Act specifically excludes the gross receipts from the transmission of electricity from the definition of qualifying domestic production gross receipts, PPL Electric will not receive a tax benefit from this new deduction.

3.	Financial Instruments
      At December 31, 2005 and 2004, the carrying value of cash and cash equivalents, other investments and short-term debt approximated fair value due to the short-term nature of the instruments, variable interest rates associated with the financial instruments or the carrying value of the instruments being based on established market prices. Financial instruments where the carrying amount on the Balance Sheet and the estimated fair value (based on quoted market prices for the securities where available and estimates based on current rates where quoted market prices are not available) are different, are set forth below:

	December 31,		December 31,
	2005		2004

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Long-term debt	$2,411	$2,496	$2,544	$2,711

4.	Preferred Stock
      Presented below are the details of PPL Electric’s $100 par value cumulative preferred stock, without sinking fund requirements, that were outstanding as of December 31, 2005 and 2004.

		Issued and		Optional Redemption
		Outstanding	Shares	Price Per Share
Dividend	Outstanding	Shares	Authorized	at 12/31/2005

4 1/2%	$25	247,524	629,936	$110.00

Series Preferred
3.35%	2	20,605		103.50
4.40%	12	117,676		102.00
4.60%	3	28,614		103.00
6.75%	9	90,770		102.70

Total Series Preferred	26	257,665	10,000,000

Total Preferred Stock	$51	505,189

      The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock and the 6.75% Series Preferred Stock for which such price is $100 per share (plus, in each case, any unpaid dividends in arrears).
      Holders of the outstanding preferred stock are entitled to one vote per share on matters on which PPL Electric’s shareowners are entitled to vote.
      The following are decreases in preferred stock due to the redemption of previously outstanding preferred stock with sinking fund requirements.

	2005		2004		2003

	Shares	Amount	Shares	Amount	Shares	Amount

Series Preferred
6.125%					(167,500)	$(17)
6.15%					(97,500)	(10)
6.33%					(46,000)	(4)
      PPL Electric is authorized to issue 5 million shares of preference stock. No preference stock had been issued or was outstanding at December 31, 2005.

5.	Credit Arrangements and Financing Activities

Credit Arrangements
      PPL Electric maintains credit facilities in order to enhance liquidity and provide credit support, and as a backstop to its commercial paper program. At December 31, 2005, no cash borrowings were outstanding under any PPL Electric credit facilities.
      In June 2005, PPL Electric extended to June 2010 its $200 million five-year facility originally set to expire in 2009. PPL Electric also maintains a $100 million three-year credit facility maturing in June 2006. PPL Electric has the ability to cause the lenders under its facilities to issue letters of credit. At December 31, 2005, PPL Electric had less than $1 million of letters of credit outstanding under its credit facilities.

      PPL Electric maintains a commercial paper program for up to $200 million to provide it with an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by certain credit agreements of PPL Electric. PPL Electric had no commercial paper outstanding at December 31, 2005 and 2004.
      PPL Electric participates in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly owned subsidiary on an ongoing basis. The subsidiary has pledged these assets to secure loans from a commercial paper conduit sponsored by a financial institution. PPL Electric uses the proceeds from the credit agreement for general corporate purposes and to cash collateralize letters of credit. The subsidiary’s borrowing limit under this credit agreement is $150 million, and interest under the credit agreement varies based on the commercial paper conduit’s actual cost to issue commercial paper that supports the debt. At December 31, 2005 and 2004, $131 million and $96 million of accounts receivable and $142 million and $128 million of unbilled revenue were pledged under the credit agreement. At December 31, 2005 and 2004, there was $42 million of short-term debt outstanding under the credit agreement at an interest rate of 4.3% for 2005 and 2.33% for 2004, all of which was being used to cash collateralize letters of credit issued on PPL Electric’s behalf. At December 31, 2005, based on the accounts receivable and unbilled revenue pledged, an additional $108 million was available for borrowing. The funds used to cash collateralize the letters of credit are reported in “Restricted cash” on the Balance Sheet. PPL Electric’s sale to its subsidiary of the accounts receivable and unbilled revenue is an absolute sale of the assets, and PPL Electric does not retain an interest in these assets. However, for financial reporting purposes, the subsidiary’s financial results are consolidated in PPL Electric’s financial statements. PPL Electric performs certain record-keeping and cash collection functions with respect to the assets in return for a servicing fee from the subsidiary. PPL Electric currently expects the subsidiary to renew the credit agreement on an annual basis.
      In 2001, PPL Electric completed a strategic initiative to confirm its legal separation from PPL and PPL’s other affiliated companies. This initiative was designed to enable PPL Electric to substantially reduce its exposure to volatility in energy prices and supply risks through 2009 and to reduce its business and financial risk profile by, among other things, limiting its business activities to the transmission and distribution of electricity and businesses related to or arising out of the electric transmission and distribution businesses. In connection with this initiative, PPL Electric:

•	obtained long-term electric supply contracts to meet its PLR obligations (with its affiliate PPL EnergyPlus) through 2009, as further described in Note 10 under “PLR Contracts”;

•	agreed to limit its businesses to electric transmission and distribution and related activities;

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to clarify and reinforce its legal and corporate separateness from PPL and its other affiliated companies;

•	appointed an independent director to its board of directors and required the unanimous approval of the board of directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceedings, including any filing of a voluntary petition in bankruptcy or other similar actions; and

•	appointed an independent compliance administrator to review, on a semi-annual basis, its compliance with the corporate governance and operating requirements contained in its Articles of Incorporation and Bylaws.
      The enhancements to PPL Electric’s legal separation from its affiliates are intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL or another affiliate of PPL in the event that PPL or another PPL affiliate were to become a debtor in a bankruptcy case. Based on these various measures, PPL Electric was able to issue and maintain a higher level of debt and use it to replace higher cost equity, thereby maintaining a lower total cost of capital. Nevertheless, if PPL or another PPL affiliate were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order PPL Electric’s assets and liabilities to be consolidated with those of PPL or such other PPL affiliate.
      The subsidiaries of PPL are separate legal entities. PPL’s subsidiaries are not liable for the debts of PPL. Accordingly, creditors of PPL may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay PPL’s creditors or as required by applicable law or regulation. Similarly, absent a specific contractual undertaking or as required by applicable law or regulation, PPL is not liable for the debts of its subsidiaries. Accordingly, creditors of PPL’s subsidiaries may not satisfy their debts from the assets of PPL absent a specific contractual undertaking by PPL to pay the creditors of its subsidiaries or as required by applicable law or regulation.
      Similarly, the subsidiaries of PPL Electric are separate legal entities. These subsidiaries are not liable for the debts of PPL Electric. Accordingly, creditors of PPL Electric may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Electric is not liable for the debts of its subsidiaries. Accordingly, creditors of these subsidiaries may not satisfy their debts from the assets of PPL Electric absent a specific contractual undertaking by PPL Electric to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Financing Activities
      In February 2005, the Lehigh County Industrial Development Authority (LCIDA) issued $116 million of 4.70% Pollution Control Revenue Refunding Bonds due 2029 on behalf of PPL Electric. The proceeds of the LCIDA bonds were used in March 2005 to refund the LCIDA’s $116 million of 6.40% Pollution Control Revenue Refunding Bonds due 2029, previously issued on behalf of PPL Electric. A $2 million premium was paid to redeem these bonds.
      In May 2005, the LCIDA issued $108 million of 4.75% Pollution Control Revenue Refunding Bonds due 2027 on behalf of PPL Electric. The proceeds of these LCIDA bonds were used in June 2005 to refund the LCIDA’s $53 million of 5.50% Pollution Control Revenue Refunding Bonds due 2027 and in August 2005 to refund the LCIDA’s $55 million of 6.15% Pollution Control Revenue Refunding Bonds due 2029, previously issued on behalf of PPL Electric. A $1 million premium was paid as part of each bond redemption.
      In connection with the issuance of each of these new series of LCIDA bonds, PPL Electric entered into a loan agreement with the LCIDA pursuant to which the LCIDA has loaned to PPL Electric the proceeds of the LCIDA bonds on payment terms that correspond to the LCIDA bonds. The scheduled principal and interest payments on the LCIDA bonds are insured. In order to secure its obligations to the insurance provider, PPL Electric issued $224 million aggregate principal amount of its Senior Secured Bonds (under its 2001 Senior Secured Bond Indenture), which also have payment terms that correspond to the LCIDA bonds.
      In April 2005, PPL Electric retired all $69 million of its 6 1/2% First Mortgage Bonds due April 2005 upon maturity.
      In December 2005, PPL Electric sold $200 million of Senior Secured Bonds to certain institutional buyers in a private placement. The bonds were issued in two tranches: $100 million of bonds maturing in December 2015 with a coupon of 4.95%, and $100 million of bonds maturing in December 2020 with a coupon of 5.15%. PPL Electric will use the proceeds from the bonds to refund maturing First Mortgage Bonds.
      During 2005, PPL Transition Bond Company made principal payments on transition bonds of $266 million.
      During 2005, PPL Electric paid common dividends of $93 million to PPL.
     Dividends and Dividend Restrictions
      PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.
     Mandatorily Redeemable Securities
      On July 1, 2003, PPL Electric adopted the provisions of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” As a result, PPL Electric changed its classification of its preferred stock with sinking fund requirements. Under SFAS 150, these securities were required to be classified as liabilities instead of “mezzanine” equity on the balance sheet because they were considered mandatorily redeemable securities. As of December 31, 2005 and 2004, no amounts were included in long-term debt for these securities because there was no preferred stock with sinking fund requirements outstanding (due to preferred stock redemptions).
      SFAS 150 also required the distributions on these mandatorily redeemable securities to be included as a component of “Interest Expense” instead of “Distributions on Preferred Securities” in the Statement of Income, effective July 1, 2003. “Interest Expense” for 2003 includes distributions on these securities totaling an insignificant amount. “Distributions on Preferred Securities” for 2003 includes distributions on these securities totaling $1 million. As a result of the adoption of FIN 46 and the redemption of the preferred stock with sinking fund requirements, no amounts are reflected in “Interest Expense” for these mandatorily redeemable securities in 2005 and 2004.

6.	Leases
      PPL Electric has leases for vehicles, office space, land, buildings, personal computers and other equipment. Rental expense for all operating leases was $23 million for 2005 and $21 million for 2004 and 2003 and was primarily included in “Operation and maintenance” on the Statement of Income.
      Total future minimum rental payments of $54 million for all operating leases, including those with cancelable terms but covered by residual value guarantees, are estimated to be: 2006, $14 million; 2007, $11 million; 2008, $9 million; 2009, $7 million; 2010, $5 million; and $8 million thereafter.

7.	Stock-Based Compensation
      Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the Plans), restricted shares of PPL common stock, restricted stock units and stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made by the Compensation and Corporate Governance Committee (CCGC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE. The ICP limits the total number of awards that may be granted under it after April 23, 1999, to 15,769,430 awards, or 5% of the total shares of common stock that were outstanding at April 23, 1999. The ICPKE limits the total number of awards that may be granted under it after April 25, 2003, to 16,573,608 awards, or 5% of the total shares of common stock that were outstanding at January 1, 2003, reduced by outstanding awards for which common stock was not yet issued as of April 25, 2003. In addition, each Plan limits the number of shares available for awards in any calendar year to 2% of the outstanding common stock of PPL on the first day of such calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is three million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights of the participant terminate, the shares of common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.
     Restricted Stock
      Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. Restricted stock awards are subject to a restriction or vesting period as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. In addition, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully if control of PPL changes, as defined by the plans.
     Restricted Stock Units
      The Plans allow for the grant of restricted stock units. Restricted stock units are awards based on the fair market value of PPL common stock. Actual PPL common shares will be issued upon completion of a restriction or vesting period as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited. Restricted stock units are subject to forfeiture or accelerated payout under the Plan provisions for termination, retirement, disability and death of employees. Restricted stock units vest fully if control of PPL changes, as defined by the Plans.

      A summary of restricted stock/unit grants to PPL Electric employees follows.

		Weighted		Weighted
	Restricted	Average	Restricted	Average
	Shares	Fair	Units	Fair
	Granted	Value	Granted	Value

2005			44,880	$27.11
2004			43,080	$23.13
2003	5,700	$18.12	42,340	$17.54
      At December 31, 2005, PPL Electric had no restricted shares and 116,260 restricted units outstanding. These awards currently vest within three years from the date of grant.
      Compensation expense related to restricted stock and restricted stock unit awards for PPL Electric was $4 million for 2005 and $1 million for 2004 and 2003.
      Compensation expense for 2005 included an adjustment to record accelerated recognition of expense for employees at or near retirement age. See Note 1 for additional details.
     Stock Options
      Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Options outstanding at December 31, 2005, become exercisable over a three-year period from the date of grant in equal installments. The CCGC and CLC have discretion to accelerate the exercisability of the options, except that the exercisability of an option issued under the ICP may not be accelerated unless the individual remains employed by PPL or a subsidiary for one year from the date of grant. All options expire no later than ten years from the grant date. The options become exercisable immediately if control of PPL changes, as defined by the Plans.
      PPL Electric recorded compensation expense related to stock options of $3 million, $2 million and $1 million for 2005, 2004 and 2003.
      Compensation expense for 2005 included an adjustment to record accelerated recognition of expense for employees at or near retirement age. See Note 1 for additional details.
      A summary of stock option activity, for options granted to employees of PPL Electric, follows.

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	463,760	$20.04	452,386	$18.71	464,752	$17.20
Granted	85,680	26.66	96,360	22.59	133,260	18.12
Transferred					6,228	13.42
Exercised	(264,068)	19.05	(84,986)	17.06	(151,854)	13.34

Outstanding at end of year	285,372	22.95	463,760	20.04	452,386	18.71
Options exercisable at end of year	135,414	21.29	343,654	19.83	174,976	19.88
Weighted-average fair value of options granted	$3.99		$6.16		$5.96

      The estimated fair value of each option granted was calculated using a Black-Scholes option-pricing model. The weighted average assumptions used in the model were:

	2005	2004	2003

Risk-free interest rate	4.09%	3.79%	3.81%
Expected option life	7.00 yrs.	7.47 yrs.	7.75 yrs.
Expected stock volatility	18.09%	32.79%	39.94%
Dividend yield	3.88%	3.51%	3.48%
      The following table summarizes information about stock options granted to PPL Electric employees at December 31, 2005.

	Options Outstanding			Options Exercisable

		Weighted-
		Avg.	Weighted-		Weighted-
		Remaining	Avg.		Avg.
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$15.00–$19.99	31,760	7.1	$18.12	15,987	$18.12
$20.00–$24.99	167,932	6.2	21.97	119,427	21.71
$25.00–$29.99	85,680	9.1	26.66
      Total options outstanding had a weighted-average remaining life of 7.1 years at December 31, 2005.

8.	Retirement and Postemployment Benefits
     Pension and Other Postretirement Benefits
      PPL and certain of its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS 112, “Employers Accounting for Postemployment Benefits,” when accounting for these benefits.
      The majority of PPL Electric’s employees are eligible for pension benefits under non-contributory defined benefit pension plans sponsored by PPL Services, with benefits based on length of service and final average pay, as defined by the plans.
      PPL and certain of its subsidiaries also provide supplemental retirement benefits to directors, executives and other key management employees, including those of PPL Electric, through unfunded nonqualified retirement plans sponsored by PPL Services.
      The majority of employees of PPL Electric will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plan are paid from funded VEBA trusts sponsored by PPL Services.
      Although PPL Electric does not directly sponsor any pension or other postretirement benefit plans, it is allocated a portion of the liabilities and costs of plans sponsored by PPL Services based on participation in those plans. At December 31, 2005 and 2004, the recorded balance of PPL Electric’s allocated share of the total pension liability was $77 million and $76 million. At December 31, 2005 and 2004, the balance in PPL Electric’s allocated share of the total prepaid other postretirement benefit cost was $2 million and $4 million.

      Net periodic pension and other postretirement benefits costs charged (credited) to operating expense, excluding amounts charged to construction and other non-expense accounts, were:

	2005	2004	2003

Pension benefits (a)	$4	$1	$(4)
Other postretirement benefits	7	9	20

(a)	The amount for 2003 excludes the $9 million cost of special termination benefits, which are included separately on the Statement of Income, within the “Workforce reduction” charge for that year.
      At December 31, 2005, PPL Electric had a regulatory asset of $4 million relating to postretirement benefits, which is being amortized and recovered in rates, with a remaining life of seven years. PPL Electric also maintains an additional liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining. At December 31, 2005, the liability was $35 million. The liability is the net of $62 million of estimated future benefit payments offset by $27 million of available assets in a PPL Electric-funded VEBA trust.
     Savings Plans
      Substantially all employees of PPL Electric are eligible to participate in deferred savings plans (401(k)s). Contributions to the plans charged to operating expense approximated $3 million in 2005 and 2004 and $2 million in 2003.
     Employee Stock Ownership Plan
      Substantially all employees of PPL Electric are also eligible to participate in PPL’s ESOP, for which PPL Electric was allocated a charge to operating expense of $2 million for 2005, 2004 and 2003 based on participation in the plan.
     Postemployment Benefits
      PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses for 2005 were $2 million for PPL Electric, primarily due to an updated valuation for Long Term Disability benefits completed in 2005, and were not significant in 2004 and 2003.

9.	Commitments and Contingent Liabilities
     Energy Purchases, Energy Sales and Other Commitments

Energy Purchase Commitments
      In 1998, PPL Electric recorded a loss accrual for above-market contracts with NUGs of $854 million, due to its generation business being deregulated. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy purchases” on the Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final existing NUG contract expires in 2014. In connection with the corporate realignment in 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. At December 31, 2005, the remaining liability associated with the above market NUG contracts was $206 million.
     Legal Matters
      PPL Electric is involved in numerous legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the outcome of such matters, or whether such matters may result in material liabilities.

     Regulatory Issues

PJM Capacity Litigation
      In December 2002, PPL was served with a complaint against PPL, PPL EnergyPlus and PPL Electric filed in the U.S. District Court for the Eastern District of Pennsylvania by a group of 14 Pennsylvania boroughs that apparently alleges, among other things, violations of the federal antitrust laws in connection with the pricing of installed capacity in the PJM daily market during the first quarter of 2001. These boroughs were wholesale customers of PPL Electric.
      Each of the U.S. Department of Justice—Antitrust Division, the FERC and the Pennsylvania Attorney General conducted investigations regarding PPL’s PJM capacity market transactions in early 2001 and did not find any reason to take action against PPL and any of its subsidiaries, including PPL Electric.

PJM Billing
      In December 2004, Exelon Corporation, on behalf of its subsidiary, PECO Energy, Inc. (PECO), filed a complaint against PJM and PPL Electric with the FERC alleging that PJM had overcharged PECO from April 1998 through May 2003 as a result of an error by PJM in the State Estimator Model used in connection with billing all PJM customers for certain transmission, spot market energy and ancillary services charges. Specifically, the complaint alleges that PJM mistakenly identified PPL Electric’s Elroy substation transformer as belonging to PECO and that, as a consequence, during times of congestion, PECO’s bills for transmission congestion from PJM erroneously reflected energy that PPL Electric took from the Elroy substation and used to serve PPL Electric’s load. The complaint requests the FERC, among other things, to direct PPL Electric to refund to PJM $39 million, plus interest of approximately $8 million, and for PJM to refund these same amounts to PECO. In February 2005, PPL Electric filed its response with the FERC stating that neither PPL Electric nor any of its affiliates should be held financially responsible or liable to PJM or PECO as a result of PJM’s error.
      In April 2005, the FERC issued an Order Establishing Hearing and Settlement Judge Proceedings (the Order). In the Order, the FERC determined that PECO is entitled to reimbursement for the transmission congestion charges that PECO asserts PJM erroneously billed to it at the Elroy substation. The FERC set for additional proceedings before a judge the determination of the amount of the overcharge to PECO and which PJM market participants were undercharged and therefore are responsible for reimbursement to PECO. The FERC also ordered procedures before a judge to attempt to reach a settlement of the dispute.
      PPL Electric recognized an after-tax charge of approximately $27 million in the first quarter of 2005 for a loss contingency related to this matter. The pre-tax accrual was approximately $47 million, with $39 million included in “Energy purchases” on the Statement of Income, and $8 million in “Interest Expense.”
      In September 2005, PPL Electric and Exelon Corporation filed a proposed settlement agreement regarding this matter with the FERC. Under the settlement agreement, PPL Electric would pay $33 million plus interest over a four-year period to PJM through a new transmission charge that, under applicable law, is recoverable from PPL Electric’s retail customers. Also, all PJM market participants would pay approximately $8 million plus interest over a four-year period to PJM through a new market adjustment charge. PJM would forward amounts collected under the two new charges to PECO. PJM filed comments with the FERC neither supporting nor opposing the settlement agreement, and the FERC Trial Staff filed comments with the FERC supporting the settlement agreement. Numerous other parties, including PJM market participants, filed comments with the FERC opposing the settlement agreement. The FERC has not yet acted on the proposed settlement agreement.
      PPL, PPL Electric and PPL Energy Supply cannot be certain of the outcome of this matter or the impact on PPL and its subsidiaries. Some or all of the first quarter 2005 charges for this matter may be reversed in a future period depending on the outcome of this matter, the potential for recovery of any amounts paid as a result of the additional FERC proceedings, the application of the relevant provisions of the energy supply agreements between PPL Electric and PPL EnergyPlus and other factors. Depending on these factors, PPL Energy Supply, the parent company of PPL EnergyPlus, may incur some or all of the costs associated with this matter in a future period.

FERC Proposed Rules
      In July 2002, the FERC issued a Notice of Proposed Rulemaking entitled “Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design.” The proposed rule contained a proposed implementation date of July 31, 2003. This far-reaching proposed rule purported to establish uniform transmission rules and a standard market design by, among other things:

•	enacting standard transmission tariffs and uniform market mechanisms;

•	monitoring and mitigating “market power”;

•	managing transmission congestion through pricing and tradable financial rights;

•	requiring independent operational control over transmission facilities;

•	forming state advisory committees on regional transmission organizations and resource adequacy; and

•	exercising FERC jurisdiction over all transmission service.
      In April 2003, the FERC issued a white paper describing certain modifications to the proposed rule. The FERC requested comments and held numerous public comment sessions concerning the white paper. In July 2005, the FERC terminated the proposed rule based on its conclusion that the objectives of the proposed rule had been overtaken by other events in the industry, such as the continuing development of voluntary ISOs and RTOs.

Energy Policy Act of 2005
      In August 2005, President Bush signed into law the Energy Policy Act of 2005 (the “2005 Energy Act”). The 2005 Energy Act is comprehensive legislation that will substantially affect the regulation of energy companies. The Act amends federal energy laws and provides the FERC with new oversight responsibilities. Among the important changes to be implemented as a result of this legislation are:

•	The Public Utility Holding Company Act of 1935, or PUHCA, will be repealed effective six months after the 2005 Energy Act is enacted. PUHCA significantly restricted mergers and acquisitions in the electric utility sector.

•	The FERC will appoint and oversee an electric reliability organization to establish and enforce mandatory reliability rules regarding the bulk power system.

•	The FERC will establish incentives for transmission companies, such as performance-based rates, recovery of the costs to comply with reliability rules and accelerated depreciation for investments in transmission infrastructure.

•	The Price Anderson Amendments Act of 1988, which provides the framework for nuclear liability protection, will be extended by twenty years to 2025.

•	Federal support will be available for certain clean coal power initiatives, nuclear power projects and renewable energy technologies.
      The implementation of the 2005 Energy Act requires proceedings at the state level and the development of regulations by the FERC, the DOE and other federal agencies, some of which have been finalized. PPL Electric cannot predict when all of these proceedings and regulations will be finalized.
      PPL Electric cannot predict with certainty the impact of the 2005 Energy Act and any related regulations on the Company.
     Environmental Matters
      Due to the environmental issues discussed below or other environmental matters, PPL Electric may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Electric also may incur capital expenditures or operating expenses in amounts which are not now determinable, but could be significant.

Superfund and Other Remediation
      In 1995, PPL Electric and PPL Generation and, in 1996, PPL Gas Utilities entered into consent orders with the Pennsylvania DEP to address a number of sites that were not being addressed under another regulatory program such as Superfund, but for which PPL Electric, PPL Generation or PPL Gas Utilities may be liable for remediation. This may include potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned or operated by PPL Electric; oil or other contamination that may exist at some of PPL Electric’s former generating facilities; and potential contamination at abandoned power plant sites owned by PPL Generation. This may also include former coal gas manufacturing facilities and potential mercury contamination from gas meters and regulators at PPL Gas Utilities’ sites.
      Since the PPL Electric Consent Order expired on January 31, 2005, and since only four sites remained, PPL has negotiated a new consent order and agreement (COA) with the Pennsylvania DEP that combines both PPL Electric’s and PPL Gas Utilities’ consent orders into one single agreement. As of December 31, 2005, PPL Electric and PPL Gas Utilities have 144 sites to address under the new combined COA. Additional sites formerly owned or operated by PPL Electric, PPL Generation or PPL Gas Utilities are added to the consent orders on a case-by-case basis.
      At December 31, 2005, PPL Electric had accrued approximately $2 million, representing the estimated amount it will have to spend for site remediation, including those sites covered by its consent order mentioned above. Depending on the outcome of investigations at sites where investigations have not begun or have not been completed, the costs of remediation and other liabilities could be substantial. PPL Electric also could incur other non-remediation costs at sites included in the consent orders or other contaminated sites, the costs of which are not now determinable, but could be significant.
      The EPA is evaluating the risks associated with naphthalene, a chemical by-product of coal gas manufacturing operations. As a result of the EPA’s evaluation, individual states may establish stricter standards for water quality and soil clean-up. This could require several PPL subsidiaries, including PPL Electric, to take more extensive assessment and remedial actions at former coal gas manufacturing facilities. The costs to PPL Electric of complying with any such requirements are not now determinable, but could be significant.
      Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Electric that cannot be estimated at this time.

Electric and Magnetic Fields
      Concerns have been expressed by some members of the public regarding potential health effects of power frequency EMFs, which are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the U.S. and the U.K. have reviewed this issue. The U.S. National Institute of Environmental Health Sciences concluded in 2002 that, for most health outcomes, there is no evidence of EMFs causing adverse effects. The agency further noted that there is some epidemiological evidence of an association with childhood leukemia, but that this evidence is difficult to interpret without supporting laboratory evidence. The U.K. National Radiological Protection Board concluded in 2004 that, while the research on EMFs does not provide a basis to find that EMFs cause any illness, there is a basis to consider precautionary measures beyond existing exposure guidelines. PPL Electric believes the current efforts to determine whether EMFs cause adverse health effects should continue and are taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PPL Electric is unable to predict what effect, if any, the EMF issue might have on its operations and facilities and the associated cost, or what, if any, liabilities it might incur related to the EMF issue.

Guarantees and Other Assurances
      In the normal course of business, PPL Electric enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities of PPL Electric.

      PPL Electric provides certain guarantees that are required to be disclosed in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” The table below details guarantees provided as of December 31, 2005.

	Recorded
	Liability at		Exposure at
	December 31,		December 31,	Expiration
	2005	2004	2005 (a)	Date	Description

Guarantee of a portion of an unconsolidated entity’s debt			$7	2008	The exposure at December 31, 2005, reflects principal payments only.
Residual value guarantees of leased equipment		$1	72	2006	(b)

(a)	Represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee.

(b)	PPL Electric leases certain equipment under master operating lease agreements. The term for each piece of equipment leased by PPL Electric ranges from one to three years, after which time the lease term may be extended for certain equipment either (i) from month-to-month until terminated or (ii) for up to two additional years. Under these lease arrangements, PPL Electric provides residual value guarantees to the lessors. PPL Electric generally could be required to pay the guaranteed residual value of the leased equipment if the proceeds received from the sale of a piece of equipment upon termination of the lease are less than the expected residual value of the equipment. These guarantees generally expire within one year, unless the lease terms are extended. The liability recorded is included in “Other current liabilities” on the Balance Sheet. Although the expiration date noted is 2006, equipment of similar value is generally leased and guaranteed on an ongoing basis.
      PPL Electric provides other miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of various indemnifications or warranties related to services or equipment and vary in duration. The obligated amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, PPL Electric has not made any significant payments with respect to these types of guarantees. As of December 31, 2005, the aggregate fair value of these indemnifications related to arrangements entered into subsequent to December 31, 2002, was insignificant. Among these guarantees are:

•	PPL Electric’s leasing arrangements, including those discussed above, contain certain indemnifications in favor of the lessors (e.g., tax and environmental matters).

•	In connection with its issuances of securities, PPL Electric engages underwriters, purchasers and purchasing agents to whom it provides indemnification for damages incurred by such parties arising from PPL Electric’s material misstatements or omissions in the related offering documents. In addition, in connection with these securities offerings and other financing transactions, PPL Electric also engages trustees or custodial, escrow or other agents to act for the benefit of the investors or to provide other agency services. PPL Electric typically provides indemnification to these agents for any liabilities or expenses incurred by them in performing their obligations.

•	In connection with certain of its credit arrangements, PPL Electric provides the creditors or credit arrangers with indemnification that is standard for each particular type of transaction. For instance, under the credit agreement for the asset-backed commercial paper program, PPL Electric and its special purpose subsidiary have agreed to indemnify the commercial paper conduit, the sponsoring financial institution and the liquidity banks for damages incurred by such parties arising from, among other things, a breach by PPL Electric or the subsidiary of their various representations, warranties and covenants in the credit agreement, PPL Electric’s activities as servicer with respect to the pledged accounts receivable and any dispute by PPL Electric’s customers with respect to payment of the accounts receivable.
      PPL, on behalf of itself and certain of its subsidiaries, including PPL Electric, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage requires a

$4 million deductible per occurrence and provides maximum aggregate coverage of approximately $175 million. The insurance may be applicable to certain obligations under the contractual arrangements discussed above.

10.	Related Party Transactions
     PLR Contracts
      PPL Electric has power sales agreements with PPL EnergyPlus, effective July 2000 and January 2002, to supply all of PPL Electric’s PLR load through 2009. Under these contracts, PPL EnergyPlus provides electricity at the predetermined capped prices that PPL Electric is authorized to charge its PLR customers. These purchases totaled $1.6 billion in 2005, $1.5 billion in 2004 and $1.4 billion in 2003. These purchases include nuclear decommissioning recovery and amortization of an up-front contract payment and are included in the Statement of Income as “Energy purchases from affiliate.”
      Under one of the PLR contracts, PPL Electric is required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity is less than the contract price by more than its contract collateral threshold. Conversely, PPL EnergyPlus is required to make performance assurance deposits with PPL Electric when the market price of electricity is greater than the contract price by more than its contract collateral threshold. PPL Electric estimated that at December 31, 2005, the market price of electricity would exceed the contract price by approximately $4.2 billion. Accordingly, at December 31, 2005, PPL Energy Supply was required to provide PPL Electric with performance assurance of $300 million, the maximum amount required under the contract. PPL Energy Supply’s deposit with PPL Electric was $300 million at December 31, 2005 and 2004. This deposit is shown on the Balance Sheet as “Collateral on PLR energy supply from affiliate.” PPL Electric pays interest equal to the one-month LIBOR plus 0.5% on this deposit, which is included in “Interest Expense with Affiliate” on the Statement of Income.
      In 2001, PPL Electric made a $90 million up-front payment to PPL EnergyPlus in connection with the PLR contracts. The up-front payment is being amortized by both parties over the term of the PLR contracts. The unamortized balance of this payment and other payments under the contract was $47 million at December 31, 2005, and $58 million at December 31, 2004. These current and noncurrent balances are reported on the Balance Sheet as “Prepayment on PLR energy supply from affiliate.”
     NUG Purchases
      PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These purchases totaled $148 million in 2005, $154 million in 2004 and $152 million in 2003. These amounts are included in the Statement of Income as “Wholesale electric to affiliate.”
     Allocations of Corporate Service Costs
      PPL Services provides corporate functions such as financial, legal, human resources and information services. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries based on an average of the subsidiaries’ relative invested capital, operation and maintenance expenses, and number of employees. PPL Services allocated the following charges to PPL Electric.

	2005	2004	2003

Direct expenses	$62	$59	$56
Overhead costs	32	29	27
     Intercompany Borrowings
      In August 2004, a PPL Electric subsidiary made a $300 million demand loan to an affiliate, with interest due quarterly at a rate equal to the 3-month LIBOR plus 1.25%. This loan is shown on the Balance Sheet as “Note receivable from affiliate.”

      Interest earned on loans to affiliates, included in “Other Income—net” on the Statement of Income, was $14 million for 2005, and $3 million for both 2004 and 2003.
     Other
      PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system. Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PJM, the operator of the transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric’s franchised territory in eastern and central Pennsylvania.

11.	Other Income—Net
      The breakdown of PPL Electric’s “Other Income—net” was:

	2005	2004	2003

Other Income
Affiliated interest income	$14	$3	$3
Interest income—IRS settlement		8
Other interest income	7	5	4
Miscellaneous	2

Total	23	16	7
Other Deductions	2	1	1

Other Income—net	$21	$15	$6

12.	Credit Concentration
      Prior to 2004, PPL Energy Supply had an exposure to PPL Electric under the long-term contract for PPL EnergyPlus to provide PPL Electric’s PLR load. However, beginning in 2004, increases in electricity prices reversed this position. PPL Electric estimates that, at December 31, 2005, the market price of electricity would exceed the contract price by approximately $4.2 billion. In accordance with the terms of one of the PLR contracts, PPL Energy Supply provided PPL Electric with cash collateral in the amount of $300 million, the maximum amount required under the contract. This is the only credit exposure for PPL Electric that has a mark-to-market element. No other counterparty accounts for more than 1% of PPL Electric’s total exposure.

13.	Restricted Cash
      The following table details the components of restricted cash by type.

	December 31,

	2005	2004

Current:
Collateral for letters of credit (a)	$42	$42
Noncurrent:
PPL Transition Bond Company Indenture reserves (b)	32	22

Total restricted cash	$74	$64

(a)	A deposit with a financial institution of funds from the asset-backed commercial paper program to fully collateralize $42 million of letters of credit. See Note 5 for further discussion on the asset-backed commercial paper program.

(b)	Credit enhancement for PPL Transition Bond Company’s $2.4 billion Series 1999-1 Bonds to protect against losses or delays in scheduled payments.

14.	Acquired Intangible Assets
      The carrying amount and the accumulated amortization of acquired intangible assets were:

	December 31, 2005		December 31, 2004

	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Land and transmission rights	$195	$81	$196	$79
      Intangible assets are shown as “Acquired intangibles” on the Balance Sheet.
      Amortization expense was approximately $2 million for 2005, $3 million for 2004 and $2 million for 2003. Amortization expense is estimated at $2 million per year for 2006 through 2010.

15.	Workforce Reduction
      In an effort to improve operational efficiency and reduce costs, PPL Electric commenced a workforce reduction assessment in June 2002. The program was broad-based and impacted all employee groups, except certain positions that are key to providing high-quality service to PPL Electric’s electricity delivery customers.
      PPL Electric recorded a final charge of $9 million, or $5 million after tax, in 2003. This final charge included employee terminations associated with implementation of the Automated Meter Reading project.
      The program provided primarily for enhanced early retirement benefits and/or one-time special pension separation allowances based on an employee’s age and years of service. These features of the program were paid from the PPL Retirement Plan pension trust. All of the accrued non-pension benefits have been paid.

16.	Asset Retirement Obligations
      PPL Electric adopted SFAS 143 effective January 1, 2003, and FIN 47 effective December 31, 2005. PPL Electric did not record any AROs upon adoption of either of these standards. PPL Electric identified legal retirement obligations for the retirement of certain transmission assets that could not be reasonably estimated at this time due to indeterminable settlement dates. These assets are located on rights-of-way that allow the grantor to require PPL Electric to relocate or remove the assets. Since this option is at the discretion of the grantor of the right-of-way, PPL Electric is unable to determine when this event may occur.

17.	Variable Interest Entities
      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 clarified that variable interest entities, as defined therein, that do not disperse risks among the parties involved should be consolidated by the entity that is determined to be the primary beneficiary. In December 2003, the FASB revised FIN 46 by issuing Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which is known as FIN 46(R) and replaces FIN 46. FIN 46(R) does not change the general consolidation concepts of FIN 46. Among other things, FIN 46(R) clarifies certain provisions of FIN 46 and provides additional scope exceptions for certain types of businesses. FIN 46 applied immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtained an interest after January 31, 2003. FIN 46(R) provides that a public entity that is not a small business issuer (i) should apply FIN 46 or FIN 46(R) to entities that are considered to be SPEs no later than the end of the first reporting period that ends after December 15, 2003 and (ii) should apply the provisions of FIN 46(R) to all entities no later than the end of the first reporting period that ends after March 15, 2004.
      As permitted by FIN 46(R), PPL Electric adopted FIN 46 effective December 31, 2003, for entities created before February 1, 2003, that are considered to be SPEs. This adoption did not have any impact on PPL Electric. Also, as permitted by FIN 46(R), PPL Electric deferred the application of FIN 46 for other entities and adopted FIN 46(R) for all entities on March 31, 2004. The adoption of FIN 46(R) did not have any impact on the results of PPL Electric.

18.	New Accounting Standards
     SFAS 123(R)
      In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and replaces SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Among other things, SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting for stock-based compensation. SFAS 123(R) requires public entities to recognize compensation expense for awards of equity instruments to employees based on the grant-date fair value of the awards. SFAS 123(R) was originally effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual period that begins after June 15, 2005. However, in April 2005, the SEC issued a rule that amended Regulation S-X to change this effective date to the beginning of an entity’s fiscal year that begins on or after June 15, 2005.
      SFAS 123(R) requires public entities to apply the modified prospective application transition method of adoption. Under this application, entities must recognize compensation expense based on the grant-date fair value for new awards granted or modified after the effective date and for unvested awards outstanding on the effective date. Additionally, public entities may choose to apply modified retrospective application to periods before the effective date of SFAS 123(R). This application may be applied either to all prior years for which SFAS 123 was effective or only to prior interim periods in the year of initial adoption of SFAS 123(R). Under modified retrospective application, prior periods would be adjusted to recognize compensation expense as though stock-based awards granted, modified or settled in cash in fiscal years beginning after December 15, 1994, had been accounted for under SFAS 123.
      PPL Electric adopted SFAS 123(R) effective January 1, 2006. PPL Electric will not apply modified retrospective application to any periods prior to the date of adoption. The adoption of SFAS 123(R) is not expected to have a significant impact on PPL Electric, since PPL Electric adopted the fair value method of accounting for stock-based compensation, as described by SFAS 123, effective January 1, 2003.
     SFAS 155
      In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” Among other items, SFAS 155 addresses certain accounting issues surrounding securitized financial assets and hybrid financial instruments with embedded derivatives that require bifurcation. PPL Electric must adopt SFAS 155 no later than January 1, 2007. PPL Electric is currently in the process of performing a complete assessment of SFAS 155. However, since PPL Electric does not have any interests in securitized financial assets or hybrid financial instruments with embedded derivatives that require bifurcation, the impact from the adoption of SFAS 155 is not expected to be material.
     FIN 47
      See Note 16 for a discussion of FIN 47, “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143,” and the impact of its adoption.

SELECTED FINANCIAL AND OPERATING DATA
PPL Electric Utilities Corporation (a)

	2005	2004	2003	2002	2001

Income Items—millions
Operating revenues	$3,163	$2,847	$2,788	$2,748	$2,694
Operating income	377	259	251	275	419
Income available to PPL Corporation	145	74	25	39	119
Balance Sheet Items—millions (b)
Property, plant and equipment—net	2,716	2,657	2,589	2,456	2,319
Recoverable transition costs	1,165	1,431	1,687	1,946	2,172
Total assets	5,537	5,526	5,469	5,583	5,921
Long-term debt	2,411	2,544	2,937	3,175	3,459
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures					250
Preferred stock	51	51	51	82	82
Common equity	1,324	1,272	1,222	1,147	931
Short-term debt	42	42		15
Total capital provided by investors	3,828	3,909	4,210	4,419	4,722
Financial Ratios
Return on average common equity—%	11.20	5.95	2.08	3.87	11.09
Embedded cost rates (b)
Long-term debt—%	6.56	6.86	6.61	6.83	6.81
Preferred stock—%	5.14	5.14	5.14	5.81	5.81
Preferred securities—%					8.44
Times interest earned before income taxes	2.19	1.45	1.22	1.33	1.89
Ratio of earnings to fixed charges (c)	2.1	1.4	1.2	1.2	1.7
Sales Data
Customers (thousands) (b)	1,365	1,351	1,330	1,308	1,298
Electric energy delivered—millions of kWh
Residential	14,218	13,441	13,266	12,640	12,269
Commercial	13,196	12,610	12,388	12,371	12,130
Industrial	9,777	9,620	9,599	9,853	10,000
Other	167	163	154	169	211

Retail electric sales	37,358	35,834	35,407	35,033	34,610
Wholesale electric sales (d)		72	676	679	924

Total electric energy delivered	37,358	35,906	36,083	35,712	35,534

Electric energy supplied as a PLR—millions of kWh	36,917	34,841	33,627	33,747	31,653

(a)	The earnings for each year other than 2004 were affected by items management considers unusual, which affected net income. See “Earnings” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of unusual items in 2005 and 2003.

(b)	At year-end.

(c)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges and the estimated interest component of other rentals.

(d)	The contracts for wholesale sales to municipalities expired in January 2004.

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)

	March 31	June 30	Sept. 30	Dec. 31

2005
Operating revenues as previously reported		$724
Reclassification of a PJM expense		5

Operating revenues	$819	729	$824	$791
Operating income	68	99	122	88
Income available to PPL Corporation	15	36	52	42
2004
Operating revenues	$773	$661	$704	$709
Operating income	102	51	58	48
Income available to PPL Corporation	33	3	15	23

(a)	PPL Electric’s business is seasonal in nature, with peak sales periods generally occurring in the winter and summer months. In addition, earnings in certain quarters were affected by unusual items. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION
       Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, nor is there any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.
      There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.
      Listed below are the executive officers at December 31, 2005.

Name	Age	Positions Held During the Past Five Years	Dates

John F. Sipics	57	President	October 2003—present
		Vice President—Asset Management	August 2001—September 2003
		Vice President—Regulatory Support	August 2000—August 2001

Paul A. Farr*	38	Senior Vice President-Financial and Controller	August 2005—present
		Vice President and Controller	August 2004—July 2005
		Senior Vice President—PPL Global	January 2004—August 2004
		Vice President—International Operations—PPL Global	June 2002—January 2004
		Vice President—PPL Global	October 2001—June 2002
		Vice President and Chief Financial Officer—PPL Montana	June 1999—October 2001

James E. Abel	54	Treasurer	July 2000—present

*	Effective January 30, 2006, Matt Simmons was appointed as PPL Electric’s Vice President and Controller, reporting to Mr. Farr and Mr. Farr’s title became Senior Vice President-Financial.

SHAREOWNER AND INVESTOR INFORMATION
       Annual Meeting: The 2006 annual meeting of shareowners of PPL Electric will be held on Wednesday, April 26, 2006, at 8 a.m., at the offices of the company at Two North Ninth Street, Allentown, Pennsylvania.
      Information Statement Material: An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 28, 2006.
      Dividends: Subject to the declaration of dividends on PPL Electric preferred stock by the PPL Electric Board of Directors, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2006 record dates for dividends are expected to be March 10, June 9, September 8, and December 8.
      PPL Shareowner Information Line (1-800-345-3085): Shareowners can get detailed corporate and financial information 24 hours a day using the PPL Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail. Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q), will be mailed upon request.
      PPL’s Web Site (www.pplweb.com): Shareowners can access PPL Electric Securities and Exchange Commission filings, corporate governance materials, news releases, stock quotes and historical performance. Visitors to our Web site can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.
      Online Account Access: Registered shareowners can access account information by visiting www.shareowneronline.com.
      PPL Investor Services: For questions about PPL Electric or information concerning:

Lost Dividend Checks Bond Interest Checks Direct Deposit of Dividends Bondholder Information
      Please contact:

Manager—PPL Investor Services Two North Ninth Street (GENTW8) Allentown, PA 18101

Toll Free: 1-800-345-3085 FAX: 610-774-5106 Via e-mail: invserv@pplweb.com
      Lost Dividend or Bond Interest Checks: Checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.
      Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account.
      Wells Fargo Shareowner Services: For information concerning:

PPL’s Dividend Reinvestment Plan
Stock Transfers
Lost Stock Certificates
Certificate Safekeeping

Please contact:

Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129
      Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Electric preferred stock reinvested in PPL common stock instead of receiving the dividend by check.
Listed Securities:
New York Stock Exchange

PPL Corporation: Common Stock (Code: PPL)

PPL Electric Utilities Corporation: 4 1/2% Preferred Stock (Code: PPLPRB) 4.40% Series Preferred Stock (Code: PPLPRA)
Philadelphia Stock Exchange

PPL Corporation: Common Stock
Fiscal Agents:
Stock Transfer Agent and Registrar;
Dividend Reinvestment Plan Agent
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129
Dividend Disbursing Office
PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101
Toll Free: 1-800-345-3085
FAX: 610-774-5106
Mortgage Bond Trustee and
Transfer Agent
Deutsche Bank Trust Company Americas
Attn: Security Transfer Unit
648 Grassmere Park Road
Nashville, TN 37211
Toll Free: 1-800-735-7777
FAX: 615-835-2727
Bond Interest Paying Agent
PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101
Toll Free: 1-800-345-3085
FAX: 610-774-5106
Indenture Trustee
JPMorgan Chase Bank, N.A.
4 New York Plaza
New York, NY 10004

      PPL Electric Utilities Corporation, PPL and PPL Energy Supply, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2005 is available without charge by writing to the Investor Services Department at Two North Ninth Street (GENTW8), Allentown, PA 18101, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

For the latest information on PPL Electric Utilities Corporation and PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

Admission Ticket
PPL Electric Utilities Corporation
Annual Meeting of Shareowners
8 a.m., April 26, 2006
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania
March 10, 2006
Dear Shareowner of Preferred Stock:
      It is a pleasure to invite you to attend the 2006 Annual Meeting of Shareowners, which will be held at 8 a.m. on Wednesday, April 26, 2006, at the offices of PPL Electric Utilities Corporation, Two North Ninth Street, Allentown. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Information Statement.
      The accompanying Notice of Annual Meeting and Information Statement is being provided to you for information purposes only.
      As detailed in the Information Statement, votes from holders of Preferred and Series Preferred Stock can have no effect on the outcome of matters under consideration at the Annual Meeting. This is because PPL Corporation owns all of the outstanding shares of common stock of PPL Electric Utilities Corporation, which represents 99% of the voting shares. Consequently, in an effort to avoid unnecessary expense, we are not soliciting proxies from such holders. Preferred and Series Preferred holders are, of course, welcome to attend the meeting on April 26.
      We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting.

Sincerely,

William F. Hecht
Chairman

PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, PA 18101
I-78
US 22
EXIT 33
PA TURNPIKE
RTE 9
US 222
RTE 309
CEDAR CREST BLVD
15th STREET
WALNUT STREET
HAMILTON BLVD
LINDEN STREET
TURNER STREET
TILGHMAN ST
10th STREET
WASHINGTON
FOUNTAIN ST
9th STREET
8th STREET
7th STREET
MacARTHUR ROAD
6th STREET
4th STREET
FRONT STREET
FULLERTON AVE
ONE WAY
Lehigh River
HANOVER AVE
UNION BLVD
US 22
Airport Terminal
AIRPORT ROAD
IRVING ST
TO Bethlehem